Exhibit 10.2

EXECUTION VERSION

$100,000,000

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of January 26, 2016

Among

VERSO PAPER FINANCE HOLDINGS LLC, a Debtor and Debtor-in-Possession under

Chapter 11 of the Bankruptcy Code, as Holdings,

VERSO PAPER HOLDINGS LLC, a Debtor and Debtor-in-Possession under Chapter 11 of the

Bankruptcy Code, as Borrower,

EACH OF THE SUBSIDIARIES OF THE BORROWER PARTY HERETO, each a Debtor and

Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Subsidiary Loan Parties,

THE LENDERS PARTY HERETO,

CITIBANK, N.A., as Administrative Agent,

CITIGROUP GLOBAL MARKETS INC. and WELLS FARGO BANK, N.A., as Joint

Bookrunners and Joint Lead Arrangers

and

WELLS FARGO BANK, N.A., as Documentation Agent

i

(Continued)

(Continued)

(Continued)

Exhibits and Schedules

Exhibit A	Form of 13-Week Projection
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Borrowing Request

(Continued)

PAGE

Exhibit E	Form of Swingline Borrowing Request
Exhibit F	Form of Interim Order
Exhibit G	Form of Mortgage
Exhibit H	Form of Interest Election Request
Exhibit I	Form of Revolving Note
Exhibit J	Form of Revolving Compliance Certificate
Exhibit K	Form of Certification of Consolidated Annual Budget
Exhibit L	Form of Joinder Agreement

Schedule 1.01A	Acceptable Appraisers
Schedule 1.01B	[Reserved]
Schedule 1.01C	Mortgaged Properties
Schedule 1.01D	Existing Letters of Credit
Schedule 1.01E	Immaterial Subsidiaries
Schedule 1.01F	NewPage Debtors
Schedule 2.01	Commitments
Schedule 3.07(b)	Possession Under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.15	Employee Benefit Plan
Schedule 3.18	Real Property
Schedule 3.21	Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02(a)	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information

v

This SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of January 26, 2016 (this “Agreement”), among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (“Holdings”), VERSO PAPER HOLDINGS LLC, a Delaware limited liability company and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER PARTY HERETO, each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Subsidiary Loan Parties, the LENDERS party hereto from time to time and CITIBANK, N.A. (“Citi”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

WHEREAS, the capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on January 26, 2016, (the “Petition Date”), Holdings, the Borrower and each of the Subsidiary Loan Parties (collectively, and together with any other Affiliates (other than the NewPage Debtors) that become debtors in the Cases, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the case of Holdings, the Borrowers and the Subsidiary Loan Parties, each, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, for its general working capital and other corporate needs, the Borrower has requested the Lenders to extend credit in the form of Revolving Facility Loans, Swingline Loans and Letters of Credit at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $100.0 million (subject to the then applicable Borrowing Base (as hereinafter defined)), with all of the Borrower’s obligations under the Facility to be guaranteed by Holdings and each Subsidiary Loan Party;

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the respective priorities of the Facility with respect to the Collateral shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court and in the Security Documents;

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Administrative Agent and the Lenders in respect of the Facility shall be subject to the Carve-Out and Permitted Prior Liens (other than the Primed Liens); and

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“1.5 Lien Indenture” shall mean that certain Indenture, dated as of May 11, 2012, under which the Borrower and Verso Paper Inc. co-issued their 11.75% Secured Notes due 2019, among the Borrower, Verso Paper Inc., the Subsidiaries party thereto, as guarantors, and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date.

“13-Week Projection” shall mean a projected statement of sources and uses of cash for the Borrower and its Subsidiaries on a weekly basis for the current and following 12 calendar weeks, including the anticipated uses of the Facility for each week during such period, in substantially the form of Exhibit A hereto. As used herein, “13-Week Projection” shall initially refer to Exhibit A and, thereafter, the most recent 13-Week-Projection delivered by the Borrower in accordance with Section 5.04(l).

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “base rate” at its principal office in New York, New York and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the avoidance of doubt, the Adjusted LIBO Rate for clause (c) above for any day shall be based on the LIBOR Screen Rate (or Interpolated Rate if no LIBOR Screen Rate is available at such time) determined at approximately 11:00 a.m. (London time) on such day. Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change. The base rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the base rate. Notwithstanding the foregoing, at any time when the ABR would otherwise be less than zero, the ABR shall instead be deemed for all purposes of this Agreement to be zero.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article 2.

“Acceptable Appraiser” shall mean (a) any person listed on Schedule 1.01A or (b) any other experienced and reputable appraiser reasonably acceptable to the Borrower and the Administrative Agent.

“Acceptable Plan of Reorganization” shall mean a Reorganization Plan for each of the Cases and the cases of the NewPage Debtors that provides for the termination of the Commitments and the indefeasible payment in full in cash and full discharge of the Obligations under the Facility upon the Consummation Date with respect to such Reorganization Plan and for releases for the Administrative Agent, Collateral Agent, Issuing Bank, Lead Arrangers and Lenders in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Account” shall have the meaning assigned to such term in the UCC, and shall include any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Debtor” shall mean, with respect to any Account, each person obligated thereon.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal (rounded upwards, if necessary, to the next 1/16 of 1%) to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. Notwithstanding the foregoing (but without limiting the foregoing), for all purposes of this Agreement and the other Loan Documents, each of the NewPage Excluded Entities shall be deemed to be an Affiliate of the Borrower and each of its Subsidiaries.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as the same shall be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall mean have the meaning assigned to such term in Section 10.19.

“Alternate Currency” shall mean, with respect to any Letter of Credit, Canadian Dollars and Euros and any other currency other than Dollars as may be acceptable to the Administrative Agent and the Issuing Bank with respect thereto, in their sole discretion.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee” shall mean, for any day, 0.75% per annum.

“Applicable Margin” shall mean for any day with respect to any Revolving Facility Loan, 2.50% per annum in the case of any Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan.

“Applicable Minimum Excess Availability Amount” shall mean on any date (i) from the Closing Date until the date that is six months after the Closing Date, $5.0 million, (ii) following the date that is six months after the Closing Date until the date that is twelve months after the Closing Date, $7.5 million and (iii) following the date that is twelve months after the Closing Date, $10.0 million.

“Applicable Subsidiary” shall have the meaning assigned to such term in Section 8.01(h).

“Approved Bankruptcy Court Order” shall mean (a) the Orders, the SSA Order and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Existing Debt, (vii) to the extent adverse in any material respect to the rights, remedies or interests of any of the Agents or the Lenders, transactions contemplated by the Shared Services Agreement, (viii) any plan of reorganization (it being understood that any Acceptable Plan of Reorganization is in form and substance satisfactory to the Administrative Agent and the Required Lenders), or (ix) any transaction outside of the ordinary course of business with any NewPage Excluded Entity, in any such case, that (x) is in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse in any material respect to the rights of the Lenders except as agreed in writing by Administrative Agent and the Required Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Asset Sale” shall mean any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), in the form of Exhibit B or such other form as shall be approved by the Administrative Agent, and be reasonably satisfactory to the Borrower.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Facility Commitments.

“Availability Triggering Event” shall occur at any time that (a) Excess Availability is less than 15% of the Line Cap at such time or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event described in clause (a) shall be deemed to be continuing until such time as the Excess Availability is greater than 15% of the Line Cap at such time for ten (10) consecutive days (or, solely for purposes of Section 5.11, twenty (20) consecutive days), and an Availability Triggering Event described in clause (b) shall be deemed to be continuing until no Event of Default shall be continuing.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (i) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (ii) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Avoidance Action” shall have the meaning assigned to such term in Section 2.23.

“Bail-In Action” shall have the meaning assigned to such term in Section 10.23.

“Bail-In Legislation” shall have the meaning assigned to such term in Section 10.23.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

“Blocked Account” shall have the meaning assigned to such term in Section 5.11(a).

“Blocked Account Agreement” shall have the meaning assigned to such term in Section 5.11(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.17(a).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, at any time, an amount (calculated in thousands of Dollars) equal to the sum of the following with respect to the Loan Parties:

(a) 85.0% of the Net Amount of Eligible Accounts, plus

(b) the lesser of (x) 80.0% of the net book value of Eligible Inventory, and (y) 85.0% of the Net Orderly Liquidation Value of Eligible Inventory.

The Borrowing Base shall be reduced by any Reserves, without duplication of any items that are otherwise addressed through eligibility criteria, which the Administrative Agent deems necessary in the exercise of its Reasonable Credit Judgment to maintain with respect to the Loan Parties (including the Carve-Out Reserve). For the avoidance of doubt, the amount of the “Borrowing Base” at any time shall reflect any such reductions in respect of Reserves.

The specified percentages set forth in this definition will not be reduced without the consent of the Borrower. Any determination by the Administrative Agent in respect of the Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts, Eligible Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine book value and Net Amount of Eligible Accounts and factors considered in the calculation of the Net Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit C (or another form reasonably acceptable to the Administrative Agent and the Borrower) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrower has received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by the Borrower and certified to the Administrative Agent.

“Borrowing Minimum” shall mean $500,000.00, except in the case of Swingline Loans, $250,000.00.

“Borrowing Multiple” shall mean $500,000.00, except in the case of Swingline Loans, $100,000.00.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D.

“Budget” shall have the meaning assigned to such term in Section 5.04(f).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a) [reserved];

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period);

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made, and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g) [Reserved];

(h) the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Carve-Out” shall mean an amount equal to the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); and (iii) allowed and unpaid claims for unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors or the official committee of unsecured creditors in the Cases (the “Creditors’ Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to section 327 and 1103 of the Bankruptcy Code (collectively, the “Professional Persons”), subject to the terms of the Interim Order, the Final Order and any other interim or other compensation order entered by the Bankruptcy Court that are incurred (A) at any time before delivery by the Administrative Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”), subject to any limits imposed by the Interim Order or Final Order or otherwise on Professional Fees permitted to be incurred in connection with any permitted investigations of claims and defenses against any prepetition secured parties; and (B) after the occurrence (the “Trigger Date”) and during the continuance of an Event of Default and delivery of written notice (the “Carve-Out Trigger Notice”) thereof (which may be by email) to the Debtors, the Debtors’ counsel, the United States Trustee, and lead counsel for the Creditors’ Committee, if any, in an aggregate amount not to exceed $5.0 million (the amount set forth in this clause (iii)(B) being the “Post-

EoD Carve-Out Amount”); provided, that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (i), (ii), (iii)(A) or (iii)(B) above, on any grounds.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Lenders, the Administrative Agent, or the holders of any obligations under the Existing Debt (whether in such capacity or otherwise), or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the Liens and security interests granted under the Loan Documents or the Existing Debt (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the Lenders or the Administrative Agent; (c) attempts to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any Collateral in accordance with the Loan Documents and the Final Order other than to seek a determination that an Event of Default has not occurred or is not continuing; (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court; or (e) after delivery of a Carve-Out Trigger Notice, any success, completion, back-end or similar fees; provided that, notwithstanding anything to the contrary herein, the Debtors and the Creditors’ Committee may use the proceeds of the Loans, Collateral (including Cash Collateral (as defined in the Orders)) and/or the Carve-Out to investigate (i) the claims and liens of the Prepetition Secured Parties (as defined in the Orders) (other than holders of obligations in respect of the Existing Credit Facility Agreement) and (ii) potential claims, counterclaims, causes of action or defenses against the Prepetition Secured Parties (other than holders of obligations in respect of the Existing Credit Facility Agreement); provided further that no more than an aggregate of $50,000 of the proceeds of the Loans, Collateral (including Cash Collateral (as defined in the Orders)) and/or the Carve-Out may be used by the Creditors’ Committee in respect of the investigations set forth in the preceding proviso.

For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Loan Documents, the Carve-Out shall be senior to all liens and claims securing the Loan Documents, any adequate protection liens, if any, and the superpriority claims, and any and all other Liens or claims securing the Facility.

“Carve-Out Reserve” shall mean, at any time, a reserve in an amount equal to $5.0 million.

“Cases” shall have the meaning assigned to such term in the introductory paragraphs of this Agreement.

“Cash Flow Credit Agreement” shall mean that certain Credit Agreement dated as of May 4, 2012 by and among Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date).

“Cash Management Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“Cash Management Order” shall mean one or more orders, in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, approving cash management systems and arrangements (as may be amended, supplemented or modified from time to time after entry thereof with the written consent of the Administrative Agent and the Required Lenders, in their sole discretion).

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“CFC Holding Company” shall mean any Subsidiary of Borrower that owns one or more CFCs, either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. Federal income tax purposes, and all such entities have no material assets (excluding equity interests in each other) other than equity interests of such CFCs.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (A) nominated or approved by the Board of Directors of Holdings or a Permitted Holder, (B) appointed or approved by managers so nominated or approved nor (C) appointed or approved by a Permitted Holder or (iii) a “change of control” (or similar event) shall occur under the Senior Secured Notes Indenture, the New Senior Secured Notes Indenture, the Second Lien Fixed Rate Notes Indenture, the New Second Lien Notes Indenture, the Senior Subordinated Notes Indenture, the New Senior Subordinated Notes Indenture, the Cash Flow Credit Agreement or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Disqualified Stock with an aggregate liquidation preference in excess of $15.0 million; or

(b) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Effective Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Closing Date” shall mean the date on which each of the conditions precedents set forth in Section 4.02 have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean the “Collateral” as defined in any Security Document or the Interim Order or the Final Order and shall also include the Real Properties and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document or the Interim Order or the Final Order.

“Collateral Access Agreement” shall mean any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any landlord, lessor, warehouseman or processor in possession of Inventory, in form reasonably approved by the Administrative Agent.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent under the Facility for itself, the Issuing Banks and the Lenders, and any duly appointed successor in that capacity.

“Collateral Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Collateral Agreement” shall mean the Collateral Agreement dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time among Holdings, the Borrower, each Subsidiary Loan Party, the Collateral Agent, and the other parties thereto.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 2.23 and the Orders):

(a) on the Closing Date, the Collateral Agent shall have received (i) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such person and (ii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral, if any, that is a Subsidiary of the Borrower but is not a Loan Party;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Domestic Subsidiary (other than CFC Holding Companies) owned on the Closing Date directly by the

Borrower or any Subsidiary Loan Party, and (B) a pledge of 65% of the outstanding Equity Interests of each “first tier” Foreign Subsidiary and CFC Holding Company directly owned by any Loan Party, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank (provided that the foregoing shall be inapplicable to the extent such certificates or instruments in existence on the Closing Date have been delivered to the “Applicable First Lien Collateral Agent” (as defined in the Senior Lien Intercreditor Agreement));

(c) (i) all Indebtedness of Holdings, the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (provided that the foregoing shall be inapplicable to the extent such certificates or instruments in existence on the Closing Date have been delivered to the “Applicable First Lien Collateral Agent” (as defined in the Senior Lien Intercreditor Agreement));

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement or joinder to each of this Agreement (including in the form of the Joinder Agreement) and the Collateral Agreement in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) in the case of any person that becomes a “first tier” Foreign Subsidiary directly owned by Holdings, the Borrower or a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, as promptly as practicable following a request by the Collateral Agent, a Foreign Pledge Agreement, duly executed and delivered on behalf of such Foreign Subsidiary and the direct parent company of such Foreign Subsidiary;

(f) after the Closing Date, (i) (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (B) all the Equity Interests that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement; provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any “first tier” Foreign Subsidiary or any CFC Holding Company directly owned by such Loan Party be pledged to secure the Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party be pledged to secure the Obligations, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office, the United States Patent and Trademark Office, and all other actions required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h) upon the request of the Administrative Agent pursuant to Section 2.23 with respect to any Real Property identified by the Administrative Agent pursuant to Section 2.23, the Borrower and each Loan Party shall deliver, or cause to be delivered, to the Collateral Agent as soon as reasonably practicable but in any event within 90 days following such request (i) counterparts of each Mortgage (and any related Security Documents) to be entered into with respect to such Real Property duly executed and delivered by the record owner or lessee of such Real Property and suitable for recording or filing which Mortgages the Borrower or its Subsidiaries shall cause to be recorded or filed in such manner and such place as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent granted pursuant to such Mortgage and shall pay in full all taxes, fees and other charges payable in connection therewith, and (ii) an opinion of local counsel, delivered to the Collateral Agent, addressing customary matters (and containing customary exceptions reasonably satisfactory to the Collateral Agent) in form and substance reasonably satisfactory to the Collateral Agent, (iii) [reserved], (iv) copies of the existing surveys with respect to such Real Property, (v) a fully paid policy of title insurance (or “pro forma” or reasonably marked up commitment having the same effect of a title insurance policy) (A) in a form reasonably satisfactory to the Collateral Agent insuring the Lien of such Mortgage as a valid Lien on such Real Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available) as the Collateral Agent may reasonably request or agree to and any such coinsurance and reinsurance (with provisions for direct access) as shall be reasonably required by the Collateral Agent, (B) in an amount reasonably satisfactory to the Collateral Agent (not to exceed 110% of the fair market value of the applicable Mortgaged Property, as determined in good faith by the Borrower), and (C) issued by First American Title Insurance Company or another nationally recognized title insurance company reasonably satisfactory to the Collateral Agent, (vi) as soon as reasonably practicable following Collateral Agent’s request and only to the extent the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) requires an appraisal, an appraisal complying with the requirements of FIRREA, by a third-party appraiser reasonably selected by the Collateral Agent, (vii) subordination, nondisturbance and attornment agreements, if required, for any lease of all or a portion of such Real Property, and (viii) other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgages or such Real Property;

(i) on or before the Closing Date, the Borrower shall deliver to the Administrative Agent an officer’s certificate identifying all improved Real Property and with respect to any such improved Real Property, the Borrower and each Loan Party shall deliver to the Collateral Agent (x) with respect to such improved Real Property constituting Material Real Property, on the

Closing Date, and (y) with respect to other improved Real Property, on or before the date that is 30 days after the Closing Date, (i) to the extent required to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System): (1) a completed standard flood hazard determination form, (2) if the improvement(s) to the improved Real Property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (3) documentation evidencing the Borrower’s receipt of the Borrower Notice and (4) if the Borrower Notice is required to be given and flood insurance is available in the community in which the improved Real Property is located, a copy of the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent;

(j) evidence of the insurance required by the terms of this Agreement and the Security Documents;

(k) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(l) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Collateral Audit” shall mean a collateral examination of the accounts receivable, inventory, accounts payable, books and records and the accounting systems, policies and procedures of the Borrower and the Subsidiaries by the Administrative Agent or by a third-party consultant reasonably satisfactory to the Administrative Agent and the Borrower, the results of which shall be in a form and prepared on a basis reasonably satisfactory to the Administrative Agent.

“Collections” shall have the meaning assigned to such term in Section 2.04(d)(iv).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean with respect to any Lender, (a) such Lender’s Revolving Facility Commitment, as applicable and (b) with respect to the Swingline Lender, its Swingline Commitment, as applicable.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to (i) any offering of Equity Interests of Holdings, (ii) any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any (A) new product lines, (B) plant shutdown costs, (C) curtailments or modifications to pension and post-retirement employee benefit plans in connection with any acquisition permitted hereunder, (D) excess pension charges, (E) acquisition integration costs, (F) facilities opening costs, and (G) any fees, expenses, charges or change in control payments related to the Transactions or any acquisition (including any transition-related expenses incurred before, on or after the Closing Date) and (iii) the Cases, in each case, shall be excluded;

(ii) any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded;

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period, and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A);

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(vii) effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition permitted hereunder consummated after the Closing Date shall be excluded;

(viii) any non-cash impairment charges or asset write-offs resulting from the application of Statement of Financial Accounting Standards No. 142 or 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

(ix) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded;

(x) accruals and reserves that are established within twelve months after May 4, 2012 and that are so required to be established in accordance with GAAP shall be excluded;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded;

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included;

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days, and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (xiv); and

(xv) non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article 4.

“Debtor” shall have the meaning assigned to such term in the introductory paragraphs of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Revolving Facility Loans or participations in respect of Letters of Credit or participations in respect of Swingline Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agents or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (d) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

“Designated Pari Passu Amount” shall have the meaning assigned to such term in Section 9.11(a).

“Designation Notice” shall have the meaning assigned to such term in Section 9.11(a).

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) either mandatorily or at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, however, that any class of Equity Interests of such person that by its terms provides that obligations thereunder will (or upon commercially reasonably terms may) be satisfied by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documentation Agent” shall mean Wells Fargo Bank, N.A.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dominion Account” shall have the meaning assigned to such term in Section 5.11(b).

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (viii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes, foreign withholding taxes and any distributions made pursuant to Section 6.06(b)(v) in respect of Taxes during such period;

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and the Subsidiaries for such period);

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period, including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;

(iv) [reserved];

(v) [reserved];

(vi) any other non-cash charges; provided that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding for the avoidance of doubt, amortization of a prepaid item that was paid in a prior period);

(vii) [reserved]; and

(viii) non-operating expenses;

minus

(b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

Notwithstanding the foregoing, all payments received from a NewPage Excluded Entity pursuant to the Shared Services Agreement shall be excluded in the determination of EBITDA.

“EEA Financial Institution” shall have the meaning assigned to such term in Section 10.23.

“EEA Member Country” shall have the meaning assigned to such term in Section 10.23.

“EEA Resolution Authority” shall have the meaning assigned to such term in Section 10.23.

“Effective Date” shall mean the date on which each of the conditions precedents set forth in Section 4.03 have been satisfied, which date is January 26, 2016.

“Eligible Accounts” shall mean all Accounts of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the Administrative Agent in its sole discretion elects to include such Account). No Account shall be an Eligible Account if:

(i) it arises out of a sale made or services rendered by the applicable Loan Party to a direct or indirect parent or Subsidiary of such Loan Party or, if not on arm’s length terms, any other Affiliate of such Loan Party or to a person controlled by an Affiliate of such Loan Party; or

(ii) it remains unpaid more than 60 days after the original due date shown on the invoice or more than 120 days after the original invoice date or it arises as a result of a sale with original payment terms in excess of 90 days; or

(iii) the total unpaid Accounts of the Account Debtor to the Loan Parties exceed 25% of the respective net amount of all Eligible Accounts owned by the Loan Parties but only to the extent of such excess; or

(iv) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or

(v) the Account Debtor is also a creditor or supplier of the owner of such Account, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the owner of such Account, or the Account Debtor has a claim for any promotional program allowance, volume rebate, other allowance (including any amount that the Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), or the Account Debtor has made a prepayment or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be ineligible under this clause only to the extent of such contract, dispute, claim, setoff or similar right; or

(vi) (A) the Account Debtor has commenced a voluntary case under the U.S. federal bankruptcy laws or has taken any action, legal proceeding or other step in relation to its winding-up, dissolution, administration or reorganization, (B) made an assignment, composition or arrangement for the benefit of creditors, or a decree or order for relief (including by way of suspension of payments, moratorium of indebtedness and/or suspension of rights of enforcement) has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction) as now constituted or hereafter amended, or any other petition or other application for relief under the U.S. federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction), as now constituted or hereafter amended, has been filed against or by the Account Debtor, or (C) if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator, custodian, administrator receiver or manager, administrative receiver, interim receiver, sheriff, monitor, sequestrator or similar officer or fiduciary to be appointed for it or for all or a significant portion of its assets or affairs; provided that (I) the Administrative Agent may, in its sole discretion, include Accounts from Account Debtors subject to such proceedings if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non-collectability, and (II) Accounts of an Account Debtor subject to such proceedings will be Eligible Accounts so long as (1) such Account Debtor has received “debtor in possession” financing reasonably satisfactory to the Administrative Agent, (2) Accounts of such Account Debtor that are Eligible Accounts may not exceed $1,000,000 in the aggregate (and all such Accounts that are Eligible Accounts in accordance with clause (II) of this proviso may not exceed $5,000,000 in the aggregate), and (3) such Accounts do not remain unpaid more than forty-five (45) days after the original due date shown on the invoice or more than seventy-five (75) days after the original invoice date; or

(vii) it arises from a sale made or services rendered to an Account Debtor that is headquartered or organized outside the United States (which throughout this Agreement, for purposes of determining the Borrowing Base, shall include Puerto Rico) or Canada which (along with other similar Accounts) exceeds $3.0 million in the aggregate for all such Account Debtors, unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable to the Administrative Agent in its sole discretion (it being understood that if any Account Debtor that is organized or headquartered in the United Kingdom, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Holland, Ireland, Italy, Luxembourg, Mexico, Norway, Portugal, South Korea, Spain, Sweden, or Switzerland has significant assets or operations in the United States (as reasonably determined by the Administrative Agent), whether through a subsidiary or otherwise, such Account Debtor shall be deemed to be headquartered or organized in the United States, it being agreed that, with respect to foreign Account Debtors backed by credit insurance (1) the Administrative Agent must be named as “loss payee” on the related credit insurance policy, (2) the eligible amount cannot exceed the policy maximum liability amount, (3) a reserve is to be established for the uncovered percentage, (4) a reserve is to be established for any unpaid policy premiums and (5) the receivables are subject to all other eligibility criteria; or

(viii) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by the applicable Loan Party for potential returns or refunds, to the extent of such reserve; or

(ix) it is reissued in respect of partial payment, including, without limitation, debit memos and charge backs (it being understood that this paragraph (ix) shall only apply with respect to, and to the extent of, such partial payment); or

(x) with respect to which an invoice, including a “PO Not Completed”, has not been sent to the applicable Account Debtor; or

(xi) it is payable in any currency other than in Dollars; or

(xii) to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees; or

(xiii) the Account Debtor is the United States of America or any state thereof, the federal government of Canada or any province, territory or subdivision thereof, or any agency, department or instrumentality of any of the foregoing, unless the applicable Loan Party assigns its right to payment of such Account to the Collateral Agent, in a manner satisfactory to the Administrative Agent, in its Reasonable Credit Judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended, in the case of the United States of America or any agency, department or agency thereof, the Financial Administration Act (Canada), in the case of the federal government of Canada or any agency, department or agency thereof, or any applicable and similar state, federal or provincial legislation, in all other cases; or

(xiv) it is not at all times subject to the Collateral Agent’s duly perfected, first-priority security interest (subject only to the Carve-Out) or is subject to a Lien that is not a Permitted Encumbrance; or

(xv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale by the Borrower or the applicable Subsidiary in the ordinary course of business; or

(xvi) the Account is evidenced by chattel paper, note payable or an instrument of any kind, or has been reduced to judgment; or

(xvii) the applicable Loan Party or a Subsidiary of the applicable Loan Party has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xviii) the Account is owing by any governmental, inter-governmental or super-national body, agency, crown, department or regulatory, self-regulatory or other similar authority or organization (in each case, other than with respect to the government of the United States or Canada); or

(xix) 50.0% or more of all Accounts owing from the Account Debtor or its Affiliates are not Eligible Accounts hereunder by reason of applicability of clause (ii) above.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until three (3) Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Accounts that would require the adjustment or imposition of any of the exclusionary criteria set forth above.

“Eligible Inventory” shall mean all Inventory of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless the Administrative Agent in its sole discretion elect to include such Inventory). No Inventory shall be Eligible Inventory if:

(i) it is not reflected in the details of the perpetual inventory report (unfavorable and favorable capitalized variances applicable to the perpetual inventories are to be considered eligible); or

(ii) it is not in good, useable and saleable condition; or

(iii) it is slow-moving, obsolete, defective or unmerchantable, or subject to a lower of cost or market reserve recorded in the general ledger; or

(iv) it is not of a type held for sale by the applicable Loan Party in the ordinary course of business, except for Inventory classified as “stores inventory”; or

(v) it is held on consignment or is at an outside processor or is in-transit from a vendor or is at a location with less than $100,000.00 of Inventory on-hand; or

(vi) it is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act where applicable and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i); or

(vii) it is not covered by casualty insurance reasonably acceptable to the Administrative Agent; or

(viii) it consists of goods that have been returned by the buyer; or

(ix) it has been invoiced to a customer (even if on a consignment or “sale or return” basis); or

(x) it is represented by a negotiable document of title; or

(xi) it does not meet in all material respects all standards imposed by any Governmental Authority; or

(xii) it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(xiii) it is not at all times subject to the Collateral Agent’s duly perfected, first-priority security interest (subject only to the Carve-Out) or is subject to a Lien that is not a Permitted Encumbrance; or

(xiv) it is located in a leased warehouse or public warehouse or in possession of a bailee or in a facility leased by such Loan Party; provided that Inventory situated at a location not owned by a Loan Party will be Eligible Inventory if the Collateral Agent has received a Collateral Access Agreement with respect to such location (and, if no such Collateral Access Agreement has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory but the Administrative Agent may impose Rent Reserves); or

(xv) it is located outside of the United States of America or Canada; provided that the Administrative Agent may in its sole discretion include as Eligible Inventory any Inventory which is in transit outside the United States of America or Canada being transported to a customer of a Loan Party in the ordinary course of such Loan Party’s business; or

(xvi) such Inventory constitutes packaging or shipping materials, cartons, labels or other such materials not considered for sale in the ordinary course of business (other than repair parts and supplies classified as “stores inventory”); provided that inventory availability with respect to “stores inventory” shall not exceed $7.0 million; or

(xvii) such Inventory is subject to the intellectual property rights of a third party; provided that such Inventory will be Eligible Inventory to the extent the Administrative Agent determines, in its Reasonable Credit Judgment, that upon an Event of Default such Inventory could be liquidated without assistance or interference from, or the payment of money to, such third party.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until three (3) Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of the Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Inventory that would require the adjustment or imposition of any of the exclusionary criteria set forth above.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, agreements, permits, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, presence, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the failure of any Plan to meet the minimum funding requirements of Section 412 of the Code or the existence of a funding shortfall that places any Plan in “at-risk” status under Section 430 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or terminated, within the meaning of Title IV of ERISA or the existence of conditions that place any Multiemployer Plan in “endangered” or “critical” status (within the meaning of Section 432 of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“EU Bail-In Legislation Schedule” shall have the meaning assigned to such term in Section 10.23.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article 2.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Availability” shall mean at any time an amount equal to the Line Cap minus the aggregate Revolving Facility Credit Exposure at such time. If the aggregate Revolving Facility Credit Exposure is equal to or greater than the Line Cap (or if the Revolving Facility Commitments have been terminated), Excess Availability is zero.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning assigned to such term in Section 2.23(d).

“Excluded Pledged Collateral” shall have the meaning assigned to such term in Section 2.23(d).

“Excluded Swap Obligations” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) (after giving effect to any keepwell, guaranty or other support agreement) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state or locality thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes (other than a trade or business arising solely by reason of having executed, delivered, become a party to, performed its obligations under, received payments under, or enforcing its rights under any Loan Document), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrower, any withholding tax (including any backup withholding tax) that (x) is imposed by the United States pursuant to laws in effect at the time such Lender becomes a party to such Loan to the Borrower (other than pursuant to an assignment request by the Borrower under Section 2.19), or designates a new lending office, and that would have applied to amounts payable hereunder, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(f) or Section 2.17(g) with respect to such Loan, and (d) any United States federal withholding taxes imposed on such amounts payable to an Agent or Lender as a result of such Agent’s or such Lender’s failure or inability to comply with the requirements of FATCA.

“Existing Credit Facility Agreement” shall mean the Credit Agreement, dated as of May 4, 2012 and as amended as of January 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date) among Holdings, the Borrower, the lenders party thereto and Citibank, N.A., as administrative agent.

“Existing Credit Facility Agreement Refinancing” shall have the meaning specified for such term in Section 4.02(q).

“Existing Debt” shall mean the obligations under the (i) Cash Flow Credit Agreement, (ii) Existing Credit Facility Agreement, (iii) the 1.5 Lien Indenture, (iv) New Senior Secured Notes Indenture, (v) Senior Secured Notes Indenture and (v) New Second Lien Notes Indenture.

“Existing L/C Issuer” shall mean Credit Suisse AG, Cayman Islands Branch, solely in its capacity as “Issuing Bank” under and as defined in the Existing Credit Facility Agreement with regard to those letters of credit set forth on Part A of Schedule 1.01D.

“Existing Letters of Credit” shall mean those standby letters of credit or trade letters of credit issued and outstanding as of the date hereof and set forth on Schedule 1.01D.

“Facility” shall mean the facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Effective Date there is one Facility, i.e. the Revolving Facility consisting of the Revolving Facility Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any regulations promulgated thereunder or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Agency Fee Letter dated January 26, 2016 by and among Borrower and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees and Collateral Agent Fees.

“Final Order” shall mean a final order of the Bankruptcy Court authorizing the Facility in substantially the form of the Interim Order, with only such modifications in form and substance that are satisfactory to the Administrative Agent and the Required Lenders (as the same may be amended, supplemented or modified from time to time after entry thereof with the written consent of the Administrative Agent and the Required Lenders, in their sole discretion).

“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided that in no event shall more than 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary be pledged to secure Obligations of the Borrower (including indirectly through a pledge of the voting Equity Interests of a CFC Holding Company).

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” shall mean Apollo Management VI, L.P. and other affiliated co-investment partnerships.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” or “Guaranty” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other monetary obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” or “Guaranty” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee” or “Guaranty.”

“Guarantor” shall mean Holdings and the Subsidiary Loan Parties.

“Guaranty” shall mean the guaranty of each Guarantor set forth in Article 11.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10.0% of

Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01E. The Borrower shall update Schedule 1.01E from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from Schedule 1.01E to be made as the Borrower may determine).

“Impacted Interest Period” shall mean, with respect to a LIBOR Screen Rate, an Interest Period which shall not be available at the applicable time.

“Indebtedness” of any person shall mean, without duplication: (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness (described in clauses (a) to (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include: (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, or (E) obligations under the Shared Services Agreement (and, after the entry of the SSA Order, to the extent permitted by the SSA Order). The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Order” shall mean an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Lenders in their sole discretion) in the form set forth as Exhibit F, with changes to such form as are satisfactory to the Administrative Agent and the Required Lenders, in their sole discretion, approving the Loan Documents, which Interim Order shall, among other things (i) have been entered on such prior notice to such parties as may be satisfactory to the Administrative Agent in its sole discretion, (ii) authorize the extensions of credit in respect of the Facility, each in the amounts and on the terms set forth herein, (iii) grant the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, (iv) approve the refinancing of the obligations under the Existing Credit Facility Agreement and (v) approve the payment by the Borrower of the fees provided for herein.

“Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate (for the longest period for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which such LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. When determining the rate for a period which is less than the shortest period for which the LIBOR Screen Rate is available, the LIBOR Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“Inventory” shall have the meaning assigned to such term in the UCC, and shall include all goods, and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean Citibank, N.A. and each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, solely with respect to the Existing Letters of Credit set forth on Part A of Schedule 1.01D, the Existing L/C Issuer. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joinder Agreement” shall mean a joinder to this Agreement, substantially in the form of Exhibit L, executed and delivered by each Subsidiary that is required to do so following the Closing Date pursuant to Section 5.10(d) and the Collateral and Guarantee Requirement.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lead Arranger” shall mean Citigroup Global Markets Inc. and Wells Fargo Bank, N.A., each in its capacity as joint lead arranger and bookrunner.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04. Unless the context clearly indicates otherwise, the term “Lenders” shall include the maker of Swingline Loans.

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents; provided that in no event shall the Existing L/C Issuer (in its capacity as such) be required to renew (by automatic renewal or otherwise), extend, replace or amend any Existing Letter of Credit or issue any Letter of Credit hereunder.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05 in the amount set forth on Schedule 2.01 or, in the case of a Lender that becomes an Issuing Bank after the Closing Date in accordance with Section 2.05(l), in the documentation pursuant to which such Lender shall have become an Issuing Bank as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04.

“Letter of Credit Sublimit” shall mean $50.0 million (or the equivalent thereof in an Alternate Currency).

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”); provided, that, if a LIBOR Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, further, that if any LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Screen Rate” shall have the meaning assigned to such term in the definition of LIBO Rate.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Line Cap” shall mean, at any time, the lesser of (A) the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04, as adjusted in accordance with this Agreement) and (B) the aggregate amount of Revolving Facility Commitments at such time minus the Carve-Out Reserve.

“Loan Documents” shall mean this Agreement, each Joinder Agreement, the Letters of Credit, the Security Documents, the Orders and any Note issued under Section 2.09(e) in respect of any Loan, and solely for the purposes of Sections 4.02 and 8.01 hereof, the Fee Letter.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, on the Effective Date, together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Holdings, as the case may be, then still in office who were either directors on the Effective Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, hired at a time when the directors on the Effective Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any event, condition, circumstance or contingency (other than as customarily occurs as a result of events leading up to and following (i) the commencement of a proceeding under chapter 11 of the Bankruptcy Code by Verso Corporation, Verso Paper Finance Holdings One LLC or the Loan Parties or the NewPage Debtors and the commencement of the Cases and any bankruptcy case filing by Verso Corporation, Verso Paper Finance Holdings One LLC or the NewPage Debtors filed contemporaneously with the filing of the Cases or (ii) any subsequent commencement of a proceeding under chapter 11 of the Bankruptcy Code by Verso Quinnesec REP LLC) that, individually or in the aggregate, (a) has had or would reasonably be expected to have, a material adverse effect on the business, operations, properties, assets or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole or (b) has resulted in, or would reasonably be expected to result in, a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to Lenders, the Administrative Agent or the Collateral Agent under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $15.0 million.

“Material Real Property” shall mean all Real Property of the Loan Parties as of the Closing Date other than any such Real Property that in the aggregate has a fair market value of less than $3.0 million.

“Maturity Date” shall mean the earliest of (i) the date that is eighteen months after the Closing Date, (ii) the date is 45 days after the entry of the Interim Order (or such later date (but in no event later than 60 days after the entry of the Interim Order) as the Administrative Agent may reasonably agree), if the Final Order has not been entered prior to the expiration of such period; provided, that such date may be further extended with the consent of the Required Lenders, (iii) the Consummation Date and (iv) the acceleration of the Loans and the termination of the Commitments with respect to the Facility in accordance herewith.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Maximum Swingline Amount” shall mean $20.0 million.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01C and each additional Real Property encumbered by a Mortgage pursuant to the Collateral and Guarantee Requirement, Section 2.23 or Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit G (with such changes as are reasonably consented to by the Administrative Agent to account for local law matters), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Amount of Eligible Accounts” shall mean, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts, of any Reserve, or otherwise).

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” shall mean, with respect to any Eligible Inventory (i) for any period from (x) the date of delivery of the first Borrowing Base Certificate required hereunder following the most recent appraisal required pursuant to Section 5.07(b) through (y) the date of the next Borrowing Base Certificate required to be so delivered, the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of such Eligible Inventory, that is estimated to be recoverable in an orderly liquidation and (ii) otherwise, the current net book value (excluding, for the avoidance of doubt, the net book value of any Eligible Inventory no longer owned by the Loan Parties as of the relevant time of determination) of such Eligible Inventory, multiplied by a percentage equal to (x) the Net Orderly Liquidation Value of Eligible Inventory, as of the most recent appraisal date divided by (y) the net book value (excluding, for the avoidance of doubt, the net book value of any Eligible Inventory no longer owned by the Loan Parties as of the time of the relevant appraisal) of Eligible Inventory, as of the most recent appraisal date.

“New Second Lien Notes” shall mean the Second Priority Adjustable Senior Secured Notes issued by the Borrower and Verso Paper Inc. on August 1, 2014, pursuant to the New Second Lien Notes Indenture and any notes issued by the Borrower and Verso Paper Inc. prior to the Petition Date in exchange for, and as contemplated by, the New Second Lien Notes Indenture and the related registration rights agreement with substantially identical terms as the New Second Lien Notes.

“New Second Lien Notes Indenture” shall mean the Indenture dated as of August 1, 2014, under which the New Second Lien Notes were issued, among the Borrower and Verso Paper Inc., as issuers, certain of the Subsidiaries party thereto, as guarantors, and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“New Senior Secured Notes” shall mean the 11.75% Senior Secured Notes due 2019 issued by the Borrower and Verso Paper Inc. on January 7, 2015 pursuant to the New Senior Secured Notes Indenture.

“New Senior Secured Notes Indenture” shall mean the Indenture dated as of January 7, 2015 under which the New Senior Secured Notes were issued, among the Borrower and Verso Paper Inc., as issuers, certain of the Subsidiaries party thereto, as guarantors, and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“New Senior Subordinated Notes” shall mean the Adjustable Senior Subordinated Notes issued by the Borrower and Verso Paper Inc. on August 1, 2014, pursuant to the New Senior Subordinated Notes Indenture and any notes issued by the Borrower and Verso Paper Inc. prior to the Petition Date in exchange for, and as contemplated by, the New Senior Subordinated Notes Indenture and the related registration rights agreement with substantially identical terms as the New Senior Subordinated Notes.

“New Senior Subordinated Notes Indenture” shall mean the Indenture dated as of August 1, 2014 under which the New Senior Subordinated Notes were issued, among the Borrower and Verso Paper Inc., as issuers, certain of the Subsidiaries party thereto, as guarantors, and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“NewPage Debtors” shall mean NewPage Investment Company LLC and those direct and indirect subsidiaries of NewPage Investment Company LLC set forth in Schedule 1.01F.

“NewPage DIP Facilities” shall mean those certain super priority secured debtor-in-possession credit agreements dated on or about the Effective Date among certain of the NewPage Debtors and the financial institutions and other entities party thereto.

“NewPage Excluded Entity” shall mean NewPage Investment Company LLC and its subsidiaries.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document; provided that “Obligations” shall not include Excluded Swap Obligations.

“Orders” shall mean, collectively, the Interim Order and the Final Order.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Pari Passu Secured Swap Obligations” shall have the meaning assigned to such term in Section 9.11(a).

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent and Borrower.

“Permitted Encumbrance” shall mean (x) Liens permitted pursuant to Section 6.02(d), (e), (k), (r) and (cc), in each case, to the extent such Liens arise by operation of law and are not created, granted or incurred with the consent of any Loan Party, (y) Liens in existence on the Petition Date securing the Existing Debt and (z) Liens permitted under Section 6.02(b).

“Permitted Holder” shall mean each of (i) the Fund and the Fund Affiliates, and (ii) the Management Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Prior Liens” shall mean, collectively, (i) Liens in existence on the Petition Date securing the Existing Debt, (ii) adequate protection Liens with respect to Existing Debt granted under the Orders that are not subject to the Priming Liens and (iii) other Liens permitted by the Existing Credit Facility Agreement (to the extent any such permitted Liens were valid, binding, enforceable, properly perfected, non avoidable and senior in priority to the Liens securing the obligations under the Existing Credit Facility Agreement as of the Petition Date).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Sections 6.01(i) and 6.01(j), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) 90 days after the Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced, unless such new obligors are Loan Parties and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including pursuant to after acquired property clauses to the extent such type collateral secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a Refinancing of (x) the Senior Subordinated Notes or New Senior Subordinated Notes, such Permitted Refinancing Indebtedness shall (i) be subordinated in right of payment to the guarantee by Holdings and the Subsidiary Loan Parties of the Facility, and (ii) be otherwise on terms (other than pricing and redemption provisions) taken as a whole not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced, (y) the Senior Subordinated Notes or New Senior Subordinated Notes, such Permitted Refinancing

Indebtedness shall (1) have an average life to maturity greater than or equal to the remaining weighted average life to maturity of the Revolving Facility and (2) shall not have a stated maturity prior to the date that is 91 days after the Maturity Date and (z) the Second Lien Notes or the New Second Lien Notes, (i) the Liens, if any securing such Permitted Refinancing Indebtedness shall have the same (or lessor) priority relative to the Liens securing the obligations and (ii) such Permitted Refinancing Indebtedness shall be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Petition Date” shall have the meaning assigned to such term in the introductory paragraphs of this Agreement.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate, or (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pre-Petition Debt” mean, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical vendor payments” or (iii) reclamation claims or other pre-petition claims against any Debtor.

“Pre-Trigger Date Fees” shall have the meaning given to such term in the definition of Carve-Out.

“Primed Liens” shall have the meaning assigned to such term in Section 2.23.

“Priming Liens” shall have the meaning assigned to such term in Section 2.23.

“Pro Forma Excess Availability” shall mean, at any date of determination, an amount equal to the Excess Availability as of such date projected by the management of the Borrower in good faith, after giving effect to the relevant transactions; provided that, for purposes of such calculation, the Borrowing Base shall be deemed to exclude any assets disposed of pursuant to any relevant transaction.

“Professional Fees” shall have the meaning given to such term in the definition of Carve-Out.

“Professional Persons” shall have the meaning given to such term in the definition of Carve-Out.

“Projections” shall mean the financial projections and any forward-looking statements (including statements with respect to booked business) of Holdings, the Borrower and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Protective Advances” shall have the meaning assigned to such term in Section 2.01(c).

“Public Lender” shall have the meaning assigned to such term in Section 10.17(a).

“Qualified ECP Guarantor” shall mean in respect of any Swap Obligation, each Guarantor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell, support or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reasonable Credit Judgment” shall mean reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria, shall require that, (x) such establishment, increase, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent, after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent, on the Closing Date, (y) the contributing factors to the imposition or increase of any Reserve shall not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory” as applicable (and vice versa), or (ii) any reserves deducted in computing book value or Net Orderly Liquidation Value and (z) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Indebtedness” shall mean the Indebtedness outstanding under the Existing Credit Facility Agreement.

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remedies Notice Period” shall have the meaning assigned to such term in Section 8.01.

“Rent Reserve” shall mean, a reserve established by the Administrative Agent in an amount up to three months’ rent payments made by any Loan Party for each location (plant, warehouse, distribution center, public warehouse or other operating facility) at which Eligible Inventory of such Loan Party is located that is not subject to a Collateral Access Agreement, as such amount may be adjusted from time to time by the Administrative Agent in its Reasonable Credit Judgment.

“Reorganization Plan” means a plan of reorganization in any or all of the Cases of the Debtors and the chapter 11 cases of the NewPage Debtors.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Revolving Facility Loans outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Revolving Facility Loans outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures, and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserves” shall mean any Rent Reserve, Carve-Out Reserve, reserve in respect of Pari Passu Secured Swap Obligations or such other reserves against the Borrowing Base that the Administrative Agent has, in the exercise of its Reasonable Credit Judgment, established from time to time upon, except in the case of a reserve in respect of Pari Passu Secured Swap Obligations, at least three Business Days’ notice to the Borrower. The Administrative Agent acknowledges that as of the Closing Date, other than as agreed on or prior to the Closing Date between the Administrative Agent and the Borrower, it does not know of any other circumstance or condition with respect to the Accounts, Inventory or Borrowing Base that would require the imposition of a Reserve that has not been imposed as of the Closing Date.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Revaluation Date” shall mean, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments and the Revolving Facility Loans made hereunder.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Facility Commitments is $100.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) any Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Lender at any time shall be the product of (x) such Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01.

“Revolving Facility Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Facility Commitments of the Lenders represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country, region, or territory that is, or whose government is, the subject or target of any Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria, subject to change).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, located, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Fixed Rate Notes” shall mean the 8.75% Second Priority Senior Secured Notes due 2019, issued by the Borrower and Verso Paper Inc. prior to the Petition Date pursuant to the Second Lien Fixed Rate Notes Indenture and any notes issued by the Borrower and Verso Paper Inc. prior to the Petition Date in exchange for, and as contemplated by, the Second Lien Fixed Rate Notes and the related registration rights agreement with substantially identical terms as the Second Lien Fixed Rate Notes.

“Second Lien Fixed Rate Notes Indenture” shall mean the Indenture dated as of January 26, 2011, under which the Second Lien Fixed Rate Notes were issued, among the Borrower and Verso Paper Inc., as issuers, certain of the Subsidiaries party thereto, as guarantors, and Wilmington Trust Company, as trustee, as in effect on the Petition Date and as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“Second Lien Note Documents” shall mean the Second Lien Notes, the Second Lien Fixed Rate Notes Indenture, the New Second Lien Notes, the New Second Lien Notes Indenture and the Second Lien Security Documents.

“Second Lien Notes” shall mean the collective reference to the Second Lien Fixed Rate Notes.

“Second Lien Security Documents” shall mean the “Security Documents” as defined in the New Second Lien Notes Indenture.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Secured Swap Counterparty” shall have the meaning assigned to such term in Section 9.11(a).

“Secured Swap Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10. The Security Documents shall supplement, and shall not limit, the security interests granted pursuant to the Orders.

“Senior Lien Intercreditor Agreement” shall mean the Senior Lien Intercreditor Agreement dated as of May 4, 2012, by and among Citibank, N.A., as administrative agent for the Lenders party to the Existing Credit Facility Agreement, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders party to the Cash Flow Credit Agreement, Wilmington Trust, National Association, as trustee for the Senior Secured Notes, Holdings, the Borrower and the Subsidiary Loan Parties, as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“Senior Secured Notes” shall mean the 11.75% Senior Secured Notes due 2019, issued by the Borrower and Verso Paper Inc. prior to the Petition Date pursuant to the Senior Secured Notes Indenture and any notes issued by the Borrower and Verso Paper Inc. prior to the Petition Date in exchange for, and as contemplated by, the Senior Secured Notes and the related registration rights agreement with substantially identical terms as the Senior Secured Notes.

“Senior Secured Notes Indenture” shall mean the Indenture, dated as of March 21, 2012, under which the Senior Secured Notes were issued, among the Borrower and Verso Paper Inc., as issuers, certain of the Subsidiaries party thereto, as guarantors, and Wilmington Trust, National Association, as trustee, as in effect on the Petition Date, as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, the New Senior Subordinated Notes and the New Senior Subordinated Notes Indenture.

“Senior Subordinated Notes” shall mean the 11-3/8% Senior Subordinated Notes due 2016, issued by the Borrower and Verso Paper Inc. prior to the Petition Date pursuant to the Senior Subordinated Notes Indenture and any notes issued by the Borrower and Verso Paper Inc. prior to the Petition Date in exchange for, and as contemplated by, the Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.

“Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of August 1, 2006, under which the Senior Subordinated Notes were issued, among the Borrower and Verso Paper Inc., as issuers, certain of the Subsidiaries party thereto, as guarantors, and Wilmington Trust Company, as trustee, as in effect on the Petition Date, as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“Settlement” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Shared Services Agreement” shall mean the shared services agreement dated as of January 7, 2015, among others, the Borrower, certain Subsidiaries of the Borrower, NewPage Holdings, Inc., a Delaware corporation and certain Subsidiaries of NewPage Holdings, Inc., and any and all modifications thereto, substitutions therefor and replacements thereof.

“Specified Stores Inventory” shall mean stores inventory acquired by the Borrower or any of its Subsidiaries or by Verso Maine Power Holdings LLC from any of the NewPage Excluded Entities on January 7, 2016.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made or, if such rate cannot be computed as of such date, such other date as the Administrative Agent or the Issuing Bank shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“SSA Lien” has the meaning ascribed to it in the Interim Order and Final Order, as applicable.

“SSA Order” shall mean one or more orders, in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, approving and authorizing Verso Corporation, Verso Paper Finance Holdings One LLC and/or the Debtors to receive specified payments under the Shared Services Agreement (including any provisions relating to such intercompany arrangements set forth in any order approving financing for any NewPage Debtors), as may be amended, supplemented or modified from time to time after entry thereof; provided that no such amendment, supplement or modification may be made in a manner adverse in any material respect (to be determined without duplication of any other “materiality” qualifier herein) to the rights of the Lenders without the written consent of the Administrative Agent and the Required Lenders in their sole discretion.

“Standby Letters of Credit” shall have the meaning provided in Section 2.05(a).

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Stores Inventory Disposition” shall mean any sale or other disposition for cash of Specified Stores Inventory to one or more of the NewPage Excluded Entities; provided that the consideration received therefor shall be in cash in an amount not less than the purchase price paid for the applicable Specified Stores Inventory on January 7, 2016.

“Subagent” shall have the meaning assigned to such term in Section 9.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing, (1) except for purposes of Sections 5.04(a), 5.04(b)(i) and 5.04(j), a NewPage Excluded Entity shall be deemed not to be a Subsidiary of the Borrower or any of the Subsidiaries for purposes of this Agreement, for so long as (x) none of the Equity Interests of such NewPage Excluded Entity are owned by the Borrower or any of its Subsidiaries (other than by NewPage Holdings, Inc.) and (y) such NewPage Excluded Entity does not own any of the Equity Interests of the Borrower or any of its Subsidiaries and (2) except for purposes of Sections 3.01, 3.09, 3.13, 3.15, 3.16, 3.25, 5.03, 5.05(b), 5.05(c), 5.05(d), 5.06, 5.07, 5.09, 5.15, 8.01(h), 8.01(i), 8.01(j), 8.01(k), 8.01(t), 8.01(u) and 10.05, and the definition of Unrestricted Subsidiary contained herein, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of the Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Domestic Subsidiary of the Borrower on the Closing Date (other than (i) any Unrestricted Subsidiary and (ii) any Wholly-Owned Domestic Subsidiary that is a (A) Subsidiary of a Foreign Subsidiary or (B) CFC Holding Company and (b) each Wholly-Owned Domestic Subsidiary of the Borrower (other than (i) any Wholly-Owned Domestic Subsidiary that is a (A) Subsidiary of a Foreign Subsidiary or (B) CFC Holding Company ) that becomes, or is required to become, a party to this Agreement and the Collateral Agreement, after the Closing Date pursuant to Section 5.10.

“Super Majority Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 66-2/3% of the sum of (w) all Revolving Facility Loans outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Revolving Facility Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Super Majority Lenders at any time.

“Superpriority Claims” shall have the meaning assigned to such term in Section 2.23.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (including without limitation any Swap Agreement).

“Swap Termination Value” shall mean, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparty thereto in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit E.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in its sole discretion pursuant to Section 2.04. The aggregate amount of the Swingline Commitment on the Effective Date is $20.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citibank, N.A., in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Trade Letters of Credit” shall have the meaning provided in Section 2.05(a).

“Transaction Documents” shall mean the Loan Documents.

“Transaction Expenses” shall mean any fees or expenses (including, without limitation, any original issue discount) incurred or paid by Holdings, the Borrower (or any direct or indirect parent of the Borrower) or any of the Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents (including expenses in connection with Swap Agreements) and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, the Interim Order and the Final Order, and the initial borrowings hereunder; (b) the refinancing (or discharge) of the Refinanced Indebtedness; and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” shall mean Verso Maine Power Holdings LLC and Verso Quinnesec REP LLC; provided that (a) such Unrestricted Subsidiary shall be capitalized following the Closing Date (to the extent capitalized by the Borrower or any of the Subsidiaries following the Closing Date) through Investments as permitted by, and in compliance with, Section 6.04(j) or, in the case of Verso Maine Power Holdings LLC, Section 6.04(s), and (b) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Existing Debt and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Verso Paper Inc.” shall mean Verso Paper Inc., a Delaware corporation and Wholly-Owned Subsidiary of the Borrower.

“Wholly-Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall have the meaning given to such term in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall have the meaning assigned to such term in Section 10.23.

Section 1.02 Terms Generally . The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary set forth herein, any changes to GAAP after the Effective Date with respect to the accounting treatment of leases will not be given effect for the purposes of calculating any financial ratio or definition contained in this Agreement or any other Loan Document. In addition, notwithstanding any changes in GAAP after the Effective Date, any operating lease of the Borrower or the Subsidiaries shall not constitute Indebtedness or a Capitalized Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.03 Effectuation of Transactions . Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents . (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article 6 or paragraph (f), (j) or (w) of Section 8.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(a) Wherever in this Agreement in connection with an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as applicable.

Section 1.05 Certain Other Provisions . Any provision included in any defined term in Section 1.01 that requires the satisfaction (or reasonable satisfaction) of the Required Lenders in respect of any Order, the SSA Order or the Cash Management Order shall be deemed satisfied if the Required Lenders shall not have indicated otherwise in writing to the Administrative Agent after having had a reasonable opportunity (which shall be determined in good faith by the Administrative Agent in consultation with the Borrower) to make such determination.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments . Subject to the terms and conditions set forth herein:

(a) Revolving Facility Loans. Subject to the terms and conditions set forth and in the Orders, each Revolving Facility Lender severally agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding the lesser of (x) such Lender’s Revolving Facility Commitment and (y) such Lender’s Revolving Facility Percentage of the Borrowing Base or (ii) Excess Availability being less than the Applicable Minimum Excess Availability Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

(b) [Reserved]

(c) Protective Advances. Upon the occurrence and during the continuance of an Event of Default or upon the inability of the Borrower to satisfy the conditions to borrowing set forth in Section 4.01 after the Closing Date, the Administrative Agent, in its sole discretion, may make Revolving Facility Loans to the Borrower on behalf of the Lenders, so long as the aggregate amount of such Revolving Facility Loans shall not exceed 5.0% of the then applicable Borrowing Base, if the Administrative Agent, in its sole discretion, deems that such Revolving Facility Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other

Obligations, or (iii) to pay any other amount chargeable to the Borrower pursuant to this Agreement (such Revolving Facility Loans, hereinafter, “Protective Advances”); provided that (a) in no event shall the Revolving Facility Credit Exposure exceed the total Revolving Facility Commitments, (b) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof) and (c) the Administrative Agent may not make Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(c) to the extent such Revolving Facility Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment. Any Protective Advance made pursuant to the terms hereof shall be made by the Revolving Facility Lenders ratably in accordance with their Revolving Facility Percentages. If Protective Advances are made in accordance with this Section 2.01(c), then the Borrowing Base shall thereafter be deemed ratably increased by the amount of such permitted Protective Advances, but only for so long as the Administrative Agent allows such Protective Advances to be outstanding.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, by the Swingline Lender in accordance with its Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(b) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that any ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than 10 Eurocurrency Borrowings outstanding under the Revolving Facility.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings . (a) To request a Revolving Facility Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days (or, in respect of a Borrowing on the Closing Date, one Business Day) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Existing Credit Facility Agreement Refinancing and/or the effectiveness of the Interim Order) and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written (including by facsimile or other electronic transmission) Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) [reserved];

(ii) the aggregate amount of the requested Borrowing, which amount shall not result in Excess Availability being less than the Applicable Minimum Excess Availability Amount;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(a) Disbursement. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Loan requested under this Section 2.03 shall be disbursed by the Administrative Agent in Dollars in immediately available funds, in the case of the initial Borrowing, in accordance with the terms of the written disbursement letter from the Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent from time to time or elsewhere if pursuant to a written direction from the Borrower. If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower agrees to repay the excess to the Administrative Agent promptly upon the earlier to occur of (i) the Borrower’s discovery of the error and (ii) notice thereof to the Borrower from the Administrative Agent or any applicable Lender.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein (including the satisfaction of the conditions set forth in Section 4.01), the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Maximum Swingline Amount, or (ii) Excess Availability being less than the Applicable Minimum Excess Availability Amount; provided that in no event shall the Swingline Lender make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(a) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy or pdf), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender, if it determines to make a Swingline Loan in accordance with Section 2.02(a), shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b) The Administrative Agent, the Swingline Lender and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Facility Loans and the Swingline Loans and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan, (B) for itself, with respect to each Protective Advance, and (C) with respect to Collections (as further described in Section 2.04(d)(iv)), in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 12:00 noon, Local Time, on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of Swingline Loans, and the Administrative Agent, in the case of Protective Advances) shall make the amount of such Lender’s Revolving Facility Percentage of the outstanding principal amount of the Swingline Loans and Protective Advances with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., Local Time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 4 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swingline Loan or Protective Advance and, together with the portion of such Swingline Loan or Protective Advance representing the Swingline Lender’s or Administrative Agent’s Revolving Facility Percentage thereof, shall constitute Revolving Facility Loans of the Revolving Facility Lenders. If any such amount is not made available to the Administrative Agent by any Revolving Facility Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan and for itself with respect to each Protective Advance, be entitled to recover such amount on demand from such Revolving Facility Lender together with interest thereon at the Federal Funds Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to the ABR Loans.

(ii) Notwithstanding the foregoing, not more than one Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Swingline Loan or Protective Advance), each Revolving Facility Lender (A) shall irrevocably and unconditionally purchase and receive from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Protective Advance equal to such Revolving Lender’s Revolving Facility Percentage of such Swingline Loan or Protective Advance and (B) if Settlement has not previously occurred with respect to such Swingline Loans or Protective Advances, upon demand by the Swingline Lender or the Administrative Agent, as the case may be, shall pay to the Swingline Lender or Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loans or Protective Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to ABR Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans and Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender (in the case of participations in Swingline Loans) the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c)(ii), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. The purchase of participations in a Swingline Loan or Protective Advance pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(iii) From and after the date, if any, on which any Revolving Facility Lender purchases an undivided interest and participation in any Swingline Loan or Protective Advance pursuant to clause (ii) preceding, the Administrative Agent shall promptly distribute to such Revolving Facility Lender such Revolving Lender’s Revolving Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Protective Advance; provided that any amounts so distributed by the Administrative Agent shall be repaid to the Administrative Agent (and, if applicable, by the Administrative Agent to the Swingline Lender), if and to the extent such payment is required to be refunded to the Borrower for any reason.

(iv) Between Settlement Dates, to the extent no Protective Advances are outstanding, the Administrative Agent may pay over to the Swingline Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Facility Loans (such amounts, “Collections”), for application to the Swingline Lender’s Revolving Facility Loans or Swingline Loans. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Revolving Facility Loans, the Swingline Lender shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Facility Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Revolving Facility Percentage of the Revolving Facility Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Administrative Agent with respect to Protective Advances, and each Revolving Facility Lender with respect to the Revolving Facility Loans, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Swingline Lender, the Administrative Agent and the Revolving Facility Lenders.

Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including the satisfaction of the conditions set forth in Section 4.01), the Borrower may request the issuance of (x) trade letters of credit in support of trade obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrower and the Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. “Letters of Credit” shall include Trade Letters of Credit and Standby Letters of Credit. Notwithstanding anything to the contrary contained in Section 2.05 or elsewhere in this Agreement, in the event that a Revolving Facility Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Issuing Bank to support, each such Defaulting Lender’s ratable share of each L/C Disbursement.

(a) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency (which may be Dollars or any Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such letter of credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the total Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit, and the Revolving L/C Exposure with respect to all Letters of Credit issued by such Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment, (ii) Excess Availability shall not be less than the Applicable Minimum Excess Availability Amount and (iii) in the case of an Alternate Currency Letter of Credit, the total Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit shall not exceed $20.0 million.

(b) Expiration Date. Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension), and (ii) the date that is five Business Days prior to the Maturity Date; provided, that any Standby Letter of Credit with one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued, provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above; provided that (x) if any such Standby Letter of Credit is outstanding, or is issued after the date that is 30 days prior to the Maturity Date, the Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 105% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Maturity Date or, if later, such date of issuance and (y) each Revolving Facility Lender’s participation in any undrawn Letter of Credit that is outstanding on the Maturity Date shall terminate on the Maturity Date. Each Trade Letter of Credit shall expire on the earlier of (x) 180 days after such Trade Letter of Credit’s date of issuance or renewal or extension or (y) the date five Business Days prior to the Maturity Date.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) (and, in the case of each Existing Letter of Credit, on the Closing Date) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of

Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time (in which case Section 2.11(d) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit, the Dollar Equivalent thereof) not later than 2:00 p.m., Local Time, on the third Business Day after the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(g) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(h) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(i) Cash Collateralization Following an Event of Default. If any Event of Default shall occur and be continuing, on the first Business Day following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, the Required Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon. Each such deposit pursuant to this paragraph shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. Notwithstanding the foregoing, the Administrative Agent shall not be permitted to withdraw any cash collateral deposited pursuant to this Section 2.05(j) prior to the expiration of the Remedies Notice Period.

(j) Cash Collateralization Following Termination and Prepayment of the Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments by the Borrower pursuant to Section 2.08(b) (a “Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 5.15 of the Collateral Agreement and replaced with cash collateral, pursuant to arrangements reasonably satisfactory to each Issuing Bank in an amount in Dollars equal to 102% of the Revolving L/C Exposure with respect to each such Continuing Letter of Credit as of such date plus any accrued and unpaid interest thereon, which shall be deposited in an account with or at the direction of each such Issuing Bank.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender which agrees (in its sole discretion) to act in such capacity and that is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes and shall have a Letter of Credit Commitment in the amount set forth in such counterpart.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time (or in the case of a Loan to be made on the Closing Date, 1:00 p.m., Local Time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower specified in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(b) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Loan on behalf of the applicable Lenders (including by means of Swingline Loans to the Borrower). In such event, the Lenders on behalf of whom the Administrative Agent made the Loan shall reimburse the Administrative Agent for all or any portion of such Loan made on its behalf upon written notice given to each applicable Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. On each such settlement date, the Administrative Agent will pay to each such Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Loan for the period from and including the date on which such Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Loan by such Lender shall be paid to the Administrative Agent for its own account.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(a) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit H and signed by the Borrower.

(b) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(a) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, Excess Availability would be less than the Applicable Minimum Excess Availability Amount.

(b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan, and Protective Advance to the Borrower on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit I, as applicable, hereto (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.

Section 2.10 Repayment of Loans.

(a) To the extent not previously paid, all outstanding Loans shall be due and payable on the Maturity Date.

(b) Prior to any repayment of any Loans, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, on the Business Day prior to the scheduled date of such repayment, and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. In the case of prepayments under Section 2.11(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Eurocurrency Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior written notice in accordance with Section 2.10(b), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Revolving Facility, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(a) Subject to Section 2.01(c), in the event Excess Availability is less than the Applicable Minimum Excess Availability Amount, then the Borrower shall promptly prepay outstanding Revolving Facility Loans and/or cash collateralize Letters of Credit in accordance with Section 2.05(j) in an aggregate amount equal to such difference such that Excess Availability is at least equal to the Applicable Minimum Excess Availability Amount.

(b) In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, at the request of the Administrative Agent, the Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(c) If as a result of changes in currency exchange rates, on any Revaluation Date, the Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit exceeds $20.0 million, the Borrower shall at the request of the Administrative Agent, within 5 Business Days of such Revaluation Date deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment, sublimit or amount set forth above.

Section 2.12 Fees. (a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is five (5) Business Days after the last Business Day of March, June, September and December in each year, and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(a) The Borrower agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which the Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) three Business Days after the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable in Dollars on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days. During the continuance of an Event of Default such fees shall increase by an additional 2.00% per annum.

(b) The Borrower agrees to pay the agency fees to (x) the Administrative Agent, for the account of the Administrative Agent (the “Administrative Agent Fees”) and (y) to the Collateral Agent, for the account of the Collateral Agent (the “Collateral Agent Fees”), in each case set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.

(c) For the account of each Lender, the Borrower agrees to pay on the Closing Date an upfront fee equal to 1.00% of such Lender’s Commitment as set forth in Schedule 2.01, with such fee earned and due and payable on the Closing Date.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(a) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, any amounts payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such amount; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.08.

(c) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Revolving Facility Loans, upon termination of the Commitments; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender, Issuing Bank or the Administrative Agent, as applicable, for such additional costs incurred or reduction suffered.

(a) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(b) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of Change in Law shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s method of allocating such costs is fair and reasonable. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes imposed on payments on the Loans, which shall instead be governed by Section 2.17.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Taxes; provided that if a Loan Party shall be required to deduct any Tax from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the applicable withholding agent shall make such deductions and (iii) such Loan Party or the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(a) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender and are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(e) In the event the Borrower is a resident for tax purposes in a jurisdiction other than the United States of America, any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or other documentation as may reasonably be requested by the Borrower, in writing at least sixty (60) days prior to the date such documentation is due under applicable law to permit such payments to be made without such withholding Tax or at a reduced rate of withholding; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(f) In the event the Borrower is a resident for tax purposes in the United States of America, each Foreign Lender shall deliver to the Borrower and the Administrative Agent on the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two signed copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Foreign Lender that is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c)

shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. If a payment made to a Lender or Agent hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). In addition, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(g) If the Administrative Agent, an Issuing Bank or a Lender determines in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Issuing Bank or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Issuing Bank or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(h) shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith and in its sole discretion, to be confidential) to the Loan Parties or any other person.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set Offs . (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(a) If (i) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the Borrower hereunder or (ii) at any time that an Availability Triggering Event shall have occurred and be continuing and proceeds of Collateral are received by the Administrative Agent, such funds shall be applied, subject to the Orders: first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Collateral Agent or any Issuing Bank from the Borrower under the Loan Documents; second, ratably, to pay interest due and payable in respect of any unreimbursed L/C Disbursements and Protective Advances; third, ratably to pay principal of unreimbursed L/C Disbursements and Protective Advances; fourth, ratably, to pay any fees or expenses reimbursements then due to the Lenders from the Borrower under the Loan Documents; fifth, ratably, to pay interest due and payable in respect of any Loans; sixth, ratably, to pay principal of Loans (other than Protective Advances) then due from the Borrower hereunder and any Pari Passu Secured Swap Obligations and to cash collateralize Letters of Credit in accordance with the procedures set forth in Section 2.05(j); seventh, ratably, to the payment of any Cash Management Obligations and any other Secured Swap Obligations that do not constitute Pari Passu Secured Swap Obligations; eighth, ratably, to the payment of any other Obligations due to the Agents or any Lender by the Borrower; and ninth, to the Borrower or as the Borrower shall direct or as a court of competent jurisdiction may otherwise direct.

(b) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant (other than to the Borrower or a Subsidiary of the Borrower as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or (c), or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, the Swingline Lender and each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders (or if such amendment or waiver by its terms requires the consent of the Super Majority Lenders, the Super Majority Lenders) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming (by notice to such Non-Consenting Lender) such Non Consenting Lender to have assigned its Loan, and its Commitments hereunder, to one or more assignees that have consented to such assignment and that are reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with

Section 10.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 2.19(c) and the Administrative Agent agrees to effect such assignment; provided that, if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request, compliance with Section 10.04 shall not be required to effect such assignment.

Section 2.20 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 [Reserved].

Section 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to such Defaulting Lender); and

(b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by any Issuing Bank, to cash collateralize such Defaulting Lender’s Revolving Facility Percentage of the outstanding Letters of Credit issued by such Issuing Bank other than any Letter of Credit (or portion thereof) as to which such Defaulting Lender’s participation obligation has been cash collateralized by pledging and depositing with or delivering to the Collateral Agent, for the benefit of the Issuing Banks and the non-Defaulting Lenders, as collateral for the Obligations in respect of Letters of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the Issuing Banks (which documents are hereby consented to by the Lenders), (iv) fourth, as the Borrower may request, to the funding of any Revolving Facility Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (vi) fifth, held in such account as cash collateral and released, pro rata, in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Facility Loans under this Agreement and (y) cash collateralize the Issuing Banks’ and the Swingline Lender’s potential future fronting exposure with respect to such Defaulting Lender with respect to potential future Letters of Credit issued or Swingline Loans made under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Revolving Facility Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and that were made at a time when the conditions set forth in Section 4.01 were satisfied, such payment shall be applied solely to prepay the Revolving Facility Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Facility Loans of any Defaulting Lender.

(c) In the event that the Administrative Agent, each Issuing Bank, the Swingline Lender and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be in accordance with its Revolving Facility Percentage, as applicable.

Section 2.23 Priority; Liens.

(a) Each of the Loan Parties hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents, including all Loans and obligations in respect of Letters of Credit, and the obligations of the Borrower and its Subsidiaries under any Pari Passu Secured Swap Obligations and any Cash Management Obligations, and subject to Excluded Swap Obligations, the obligations of each Guarantor in respect of its guarantee of all of the foregoing, shall, subject to the Carve-Out and Permitted Prior Liens (other than the Primed Liens), at all times: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative expense claim status in the Case of such Loan Party (the “Superpriority Claims”); (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable perfected first priority security interest and lien on the Collateral of each Loan Party (A) to the extent such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date and (B) excluding claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code (collectively “Avoidance Actions”) (it being understood that notwithstanding such exclusion of Avoidance Actions, upon entry of the Final Order, to the extent approved by the Bankruptcy Court, such lien shall attach to any proceeds of Avoidance Actions); (iii) except as otherwise provided in the immediately following clause (iv), pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable junior perfected security interest and lien on the Collateral of each Loan Party to the extent that such Collateral is subject to valid, perfected and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the existing liens that secure obligations of the applicable Loan Party under the Existing Debt, which existing liens will be primed by the liens described in clause (iv) below), subject as to priority to such liens in favor of such third parties; and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable perfected first priority priming security interest and lien on the Collateral of each Loan Party (the “Priming Liens”) (x) with respect to the ABL Priority Collateral (as defined in the Senior Lien Intercreditor Agreement) to the extent that such Collateral is subject to (1) existing liens that secure the obligations of the applicable Loan Party under the Existing Debt or (2) the SSA Lien and (y) with respect to the Notes Priority Collateral (as defined in the Senior Lien Intercreditor Agreement) to the extent that such Collateral is subject to existing liens that secure the obligations of the applicable Loan Party under (i) the 1.5 Lien Indenture and (ii) the New Second Lien Notes Indenture (collectively, the “Primed Liens”), all of which Primed Liens shall be primed by and made subject and subordinate to (1) with respect to the ABL Priority Collateral (as defined in the Senior Lien Intercreditor Agreement), the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens in (x) above, subject in each case to the Carve-Out and as set forth in the Orders and (2) with respect to the Notes Priority Collateral (as defined in the Senior Lien Intercreditor Agreement), the perfected senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens in (y)(i) and (ii) above, subject in each case to the Carve-Out, the SSA Lien and as set forth in the Orders.

(b) (i) Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of such Loan Party’s Unencumbered Property and Prepetition Collateral (as each term is defined in the Interim Order), which includes, without limitation, all of such Loan Party’s Real Property, shall be created and perfected without the recordation or filing in any land records or filing offices of any Mortgage, assignment or similar instrument.

(ii) Further to Section 2.23(b)(i) and the Interim Order (and, when entered, the Final Order), subject to Section 2.23(d) below, to secure the full and timely payment and performance of the Obligations, each Loan Party hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Administrative Agent, for the ratable benefit of the Secured Parties, the Real Property (which, for the avoidance of doubt, shall include all of such Loan Party’s right, title and interest now or hereafter acquired in and to (a) all improvements now owned or hereafter acquired by such Loan Party, (b) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Loan Party and now or hereafter attached to, installed in or used in connection with the Real Property, and all utilities whether or not situated in easements, and all equipment, inventory and other goods in which such Loan Party now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC) related to the Real Property, (c) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, (d) all reserves, escrows or impounds and all deposit accounts maintained by such Loan Party with respect to the Real Property, (e) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Property, together with all related security and other deposits, (f) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Property, (g) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Property, (h) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (i) all property tax refunds payable with respect to the Real Property, (j) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (k) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Loan Party as an insured party, and (l) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to any Loan Party by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any Real Property, TO HAVE AND TO HOLD to the Administrative Agent, and such Loan Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Administrative Agent.

(iii) Each Loan Party further agrees that, upon the request of the Administrative Agent, in the exercise of its business judgment, such Loan Party shall execute and deliver to the Administrative Agent, as soon as reasonably practicable following such request but in any event within 90 days following such request, Mortgages in recordable form with respect to the Real Property owned or leased by such Loan Party and identified by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent and including the deliverables described in paragraphs (h) and (i) of “Collateral and Guarantee Requirement”.

(c) All of the Liens described in this Section 2.23 shall be effective and perfected upon entry of the Interim Order without the necessity of the execution, recordation of filings by the Debtors of mortgages (with the exception of any Mortgages executed and delivered after the Closing Date pursuant to Section 2.23), security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.

(d) Notwithstanding anything to the contrary herein, except as set forth in the Orders, in no event shall the Collateral include (A) if and to the extent invoked pursuant to the Orders, proceeds in an amount equal to the Carve-Out (provided that Collateral shall include residual interest in the Carve-Out), (B) any assets to the extent that, and for so long as, granting a pledge of or security interest in such assets would violate applicable law, rule, regulation or an enforceable contractual obligation binding on such assets (in the case of any such contractual obligation, to the extent not created or made binding on such assets in contemplation or in connection with the acquisition of such assets), in each case, except to the extent such requirement is ineffective under applicable law (including the Bankruptcy Code or any order of the Bankruptcy Court entered in connection with the Cases), (C) (i) (a) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by any Loan Party, (b) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” CFC Holding Company directly owned by any Loan Party, (c) any issued and outstanding Equity Interest of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary and (d) any issued and outstanding Equity Interests of any CFC Holding Company that is not a “first tier” CFC Holding Company, (ii) to the extent applicable law requires that a Subsidiary of any Loan Party issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests of a Subsidiary (other than a Wholly-Owned Subsidiary) to the extent that, as of the Closing Date, and for so long as, such a pledge of such Equity Interests would violate applicable law, rule, regulation, or the terms of such person’s articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement, joint venture or other organizational documents or an enforceable contractual obligation binding on or relating to such Equity Interests, in each case, except to the extent such requirement is ineffective under applicable law (including the Bankruptcy Code or any order of the Bankruptcy Court entered in connection with the Cases) or (iv) any Equity Interests of a person that is not a Subsidiary (including for the avoidance of doubt, Gulf Island Pond Oxygenation Project) to the extent that, and only for so long as, such a pledge of such Equity Interests would violate applicable law, rule, regulation, or the terms of such person’s articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement, joint venture or other organizational documents or an enforceable contractual obligation binding on or relating to such Equity Interests, in each case, except to the extent such requirement is ineffective under applicable law (including the Bankruptcy Code or any order of the Bankruptcy Court entered in connection with the Cases) (the items in this clause (C), the “Excluded Pledged Collateral”), (D) any Loan Party’s right, title or interest in any license, contract or agreement to which such Loan Party is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, any license, contract or agreement to which such Loan Party is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, the Bankruptcy Code or any order of the Bankruptcy Court entered in connection with the Cases) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Loan Party shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (E) Avoidance Actions (but including, subject only to the entry of the Final Order, proceeds thereof), (F) solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, pending United States of America “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, unless and until an amendment to allege use or a statement of use under Sections 1(c) and 1(d) of the Latham Act, 15 U.S.C. § 1051 has been filed and accepted, (G) (i) any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws) located on the land comprising part of the Island Falls, Maine woodyard and (ii) the leased Real Property located at One Merchant’s Plaza, Suite 404, Bangor, Maine or (H) until clause (i) of the Collateral and Guarantee Requirement is met with respect to such Real Property, improved Real Property other than the Material Real Property (the items referred to in clauses (A) through (H) above being collectively referred to as the “Excluded Assets”); provided that any proceeds of Excluded Assets (that do not otherwise constitute Excluded Assets) shall be Collateral.

(e) Each of the Loan Parties agrees that (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

Section 2.24 Payment of Obligations.

(a) Subject to the last paragraph of Section 8.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

(b) Each Loan Party agrees that to the extent that the Obligations hereunder have not been satisfied in full in cash (other than contingent indemnity or expense reimbursement obligations and Cash Management Obligations and Secured Hedge Obligations that are cash collateralized) (i) its Obligations arising hereunder shall not be discharged by the entry of any order of the Bankruptcy Court, including but not limited to an order confirming any chapter 11 plan or plans filed in any or all of the Cases and (ii) the Superpriority Claims granted to the Agents and the Lenders pursuant to the Orders and described in Section 2.23 and the Liens granted to any Agent pursuant to the Orders and described in Section 2.23 shall not be affected in any manner by the entry of any order of the Bankruptcy Court confirming any such plan.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Event as provided in Section 4.01, the Borrower represents and warrants to each of the Lenders that:

Section 3.01 Organization; Powers. Each of Holdings, the Borrower and each of the Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable, in a foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of any foreign jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, the execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or memorandum or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound (other than the Existing Debt, the Second Lien Notes, the New Senior Subordinated Notes and the Senior Subordinated Notes), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument (other than the Existing Debt, the Second Lien Notes, the New Senior Subordinated Notes and the Senior Subordinated Notes), where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03 Enforceability. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, this Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) except in the case of each Loan Party that is a Debtor, the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, and (iv) except to the extent set forth in the applicable Foreign Pledge Agreements, any foreign laws, rules and regulations as they related to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

Section 3.04 Governmental Approvals. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for: (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages, (d) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect, (e) such actions, consents, approvals, registrations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) equivalent foreign filings to those listed in clauses (a) through (e) above.

Section 3.05 Financial Statements. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2012, 2013 and 2014, and the related audited consolidated statements of income and cash flows for each such fiscal year, reported on by and accompanied by a report from Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as at such date and the consolidated results of operations and cash flows of the Borrower and its consolidated Subsidiaries for the year then ended.

Section 3.06 No Material Adverse Effect. Since September 30, 2015, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(a) None of the Borrower or the Subsidiaries has defaulted under any lease to which it is a party, except for such defaults (i) arising under any lease that the applicable Borrower or the Subsidiaries has rejected under Section 365 of the Bankruptcy Code not in prohibition of this Agreement, (ii) arising solely as a result of the commencement of the Cases and the effects thereof, (iii) in respect of a lease that is not material or necessary to the business or conduct of such Borrower or the Subsidiaries or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Borrower’s or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect and any lease that the applicable Borrower or the Subsidiaries has rejected under Section 365 of the Bankruptcy Code not in prohibition of this Agreement. Except as set forth on Schedule 3.07(b), each of Holdings, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, none of the Borrower and the Subsidiaries has received any written notice of any pending or, to their knowledge, contemplated condemnation proceeding affecting any material portion of the material Real Properties or any sale or disposition thereof, in lieu of condemnation, that remains unresolved as of the Closing Date.

(c) None of Holdings, the Borrower and the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material Real Property or any interest therein, except as permitted under Section 6.02 or 6.05.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(a) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries.

Section 3.09 Litigation; Compliance with Laws. (a) Except for with the Cases, there are no actions, suits or proceedings (including related to Environmental Law) at law or in equity, or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(a) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any material Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(a) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for working capital and general corporate purposes, including, without limitation (a) to refinance (or discharge) the Refinanced Indebtedness, and (b) to pay the Transaction Expenses.

Section 3.13 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it, and each such Tax return is true and correct;

(b) Each of Holdings, the Borrower and the Subsidiaries has timely paid or caused to be timely paid, all Taxes or assessments payable by it (except (i) Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and (ii) Taxes that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to each of Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(a) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such Projections and estimates, including any 13-Week Projection), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 3.15 Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, any of the Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability except as set forth on Schedule 3.15; and (iv) no ERISA Event has occurred or is reasonably expected to occur.

(a) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States, and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 3.16 Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and for the last three years has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located or has been Released at, on or under any property currently owned, operated or leased by the Borrower or any of the Subsidiaries, in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of the Subsidiaries and transported to or Released at any location in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and (iv) there are no agreements in which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

Section 3.17 Security Documents. (a) Subject to, and upon entry of the Orders, the Orders and the Collateral Agreement are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties described therein) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Subject to, and upon entry of the Orders, when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described therein and, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained pursuant to the Orders or by filing Uniform Commercial Code financing statements, in each case with the priority set forth in the Orders and the Collateral Agreement.

(a) Subject to, and upon entry of the Orders, when the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property Rights described therein (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(b) [Reserved]

(c) Subject to, and upon entry of the Orders, the Orders and the Mortgages (if any) executed and delivered after the Closing Date pursuant to Section 2.23, (when such Mortgages are filed or recorded in the property real estate filing or recording office), the Collateral and Guarantee Requirement or Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Real Property thereunder and the proceeds thereof, and upon entry of the Orders, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title, and interest of the Loan Parties in such Real Property and the proceeds thereof, in each case with the priority set forth in the Orders.

(d) Notwithstanding anything herein (including this Section 3.17), or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18 Location of Real Property and Leased Premises. (a) Schedule 3.18 correctly identifies as of the Closing Date all material Real Property owned by Holdings, the Borrower and the Subsidiary Loan Parties. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them on such Schedule.

(a) Schedule 3.18 lists correctly as of the Closing Date, all material Real Property leased by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them on such Schedule.

Section 3.19 [Reserved.]

Section 3.20 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right to renegotiation on the part of any union under any material collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document (other than in connection with the funding of the Carve-Out).

Section 3.23 Intellectual Property; Licenses; Etc. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Borrower and each of the Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks or trade names, copyrights or mask works, domain names, trade secrets, proprietary information, know-how and processes (including all applications for registrations, registrations and goodwill associated with any of the foregoing) (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person; (b) to the knowledge of the Borrower, the Borrower and the Subsidiaries have not interfered with, infringed upon, misappropriated or otherwise violated Intellectual Property Rights of any person; (c) no claim or litigation regarding any of the foregoing is pending, has been asserted, or, to the knowledge of the Borrower, is threatened; and (d) no claim or litigation is pending or has been asserted, or to the knowledge of the Borrower is threatened, by any person challenging or questioning the ownership, validity or enforceability of any Intellectual Property Rights owned by any of the Loan Parties.

Section 3.24 Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture, the New Senior Subordinated Notes Indenture and under the documentation governing any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or New Senior Subordinated Notes constituting subordinated Indebtedness.

Section 3.25 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE 4

CONDITIONS

Section 4.01 All Credit Events. The obligations of (i) the Lenders (including the Swingline Lender) to make Loans and (ii) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Closing Date shall have occurred;

(b) The Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect;

(c) With respect to any Credit Events on or after the date of entry of the Final Order, (x) all material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order, including a final Cash Management Order and any order establishing procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent (it being understood that any transaction that provides for the termination of the Commitments and the indefeasible repayment in full in cash of the Obligations upon consummation thereof is reasonably satisfactory in form and substance to the Administrative Agent), or this condition is waived by the Administrative Agent. The Administrative Agent acknowledges that the form of such orders substantially in the forms filed on the Petition Date are acceptable;

(d) After giving effect to such Borrowing or such issuance of a Letter of Credit, the aggregate outstanding amount of the Revolving Facility Credit Exposure shall not exceed the amount authorized by the Interim Order or the Final Order, as applicable;

(e) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03(a)) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b);

(f) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) as of such earlier date) (other than, in connection with the funding of the Carve-Out, the absence of any Default under the Loan Documents);

(g) At the time, of and immediately after, such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing or would result therefrom (other than in connection with the funding of the Carve-Out);

(h) The making of such Loan (or the issuance, amendment, extension or renewal of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently;

(i) In the case of any Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, after giving effect to such Borrowing or such issuance, amendment, extension or renewal, Excess Availability shall not be less than the Applicable Minimum Excess Availability Amount; and

(j) With respect to any Credit Events on or after the date that is five Business Days after the entry of the final order approving the NewPage DIP Facilities, the lenders under the NewPage DIP Facilities shall have made additional new money term loans under the NewPage DIP Facilities in an aggregate principal amount of at least $50 million.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters in this Section 4.01 (other than paragraphs (c) and (e)).

Section 4.02 Conditions Precedent to Closing Date. The obligations of the Lenders (including the Swingline Lender) to make Loans hereunder and the commitments of the Issuing Banks to issue Letters of Credit hereunder are, in each case, subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a) The Effective Date shall have occurred.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent and the Lenders, and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in form and substance satisfactory to the Administrative Agent:

(i) Notes payable to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.09(e);

(ii) A copy of A) the certificate or memorandum and articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, certified (as of a recent date), if applicable, by the Secretary of State (or other similar official) of the jurisdiction of its organization or incorporation, as the case may be, and B) a certificate as to the good standing (or similar concept, to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(iii) A certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member or equivalent body) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or memorandum and articles of incorporation, certificate of limited partnership or certificate of formation or other equivalent governing document of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (ii) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party;

(iv) A certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (iii) above.

(v) Such other documents as the Administrative Agent, the Lenders and any Issuing Bank on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).

(vi) A certificate from a Responsible Officer of the Borrower as to the matters set forth in Sections 4.02(m), (n) and (p).

(d) The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied, and the Administrative Agent shall have received proper financing statements under the UCC or that the Administrative Agent shall have reasonably requested in order to perfect the Liens and security interests created or purported to be created under the Interim Order and the Security Documents, covering the Collateral described therein.

(e) The Administrative Agent shall have received (i) monthly projections for the 18 months after the Closing Date dated as of a date not more than 3 Business Days prior to the Closing Date and in a form customary for “DIP budgets” and (ii) a cash flow forecast for the 13-week period ending after the Closing Date dated as of a date not more than 3 Business Days prior to the Closing Date.

(f) The Administrative Agent shall have received an executed Perfection Certificate dated as of the Closing Date.

(g) The Administrative Agent shall have received a Borrowing Base Certificate not more than 3 Business Days prior to the Closing Date.

(h) To the extent such items can be delivered on or prior to the Closing Date after the exercise of commercially reasonable efforts and subject to the paragraph immediately following subsection (iii) below, the Administrative Agent shall have received the following:

(i) Agreements for filing with the United States Copyright Office or the United States Patent and Trademark Office providing notice of the security interest granted in favor of the Administrative Agent in the intellectual property registered in the United States listed on the applicable schedules to the Security Documents, duly executed by Holdings, Borrower and each Subsidiary Loan Party.

(ii) Evidence of all insurance required to be maintained pursuant to Section 5.02, and evidence that the Administrative Agent shall have been named as an additional insured or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Administrative Agent has reasonably requested to be so named.

(iii) Results of a search of the Uniform Commercial Code (and federal tax Liens) filings made with respect to the Loan Parties in the relevant jurisdictions of organization.

To the extent that any of the items described in this Section 4.01(h) shall not have been received by the Administrative Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder and of each Issuing Bank to issue Letters of Credit hereunder, and the Borrower shall, instead, cause such items to be delivered to the Administrative Agent not later than 45 days following the Closing Date (or such later date as the Administrative Agent shall agree in its discretion).

(i) The Administrative Agent shall be reasonably satisfied with the cash management arrangements of the Loan Parties; provided that the cash management arrangement consistent with the Existing Credit Facility Agreement are satisfactory to the Administrative Agent.

(j) The Administrative Agent shall be reasonably satisfied with the form and substance of the “first day orders” sought by the Borrower and entered on (or prior to) the Closing Date.

(k) The Interim Order Entry Date shall have occurred not later than three (3) Business Days following the Petition Date (or such later date as the Administrative Agent may agree) and the Interim Order shall not have been vacated, reversed, modified, amended or stayed.

(l) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(m) Since September 30, 2015, there shall not have occurred and there shall not exist a Material Adverse Effect.

(n) All necessary governmental and third party consents and approvals necessary in connection with the Facility and the transactions contemplated hereby shall have been obtained and shall remain in effect; and no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Facility or the transactions contemplated hereby.

(o) The Administrative Agent shall be satisfied in its reasonable judgment that there shall not occur as a result of, and after giving effect to, the initial extension of credit under the Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective Subsidiaries’ material debt instruments and other material agreements which, (i) in the case of the Loan Parties’ material debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis or (ii) in the case of any other Subsidiary, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases and any voluntary bankruptcy cases by the NewPage Debtors filed contemporaneously with the filing of the Cases or the consequences that would customarily result from the commencement of such cases) that could reasonably be expected to have a Material Adverse Effect.

(q) On or prior to the Closing Date and substantially concurrently with the incurrence of Loans and the use of such Loans to refinance the extensions of credit under the Existing Credit Facility Agreement on such date, all Indebtedness of Holdings and its subsidiaries under the Existing Credit Facility Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Facility Agreement shall have been terminated, and all letters of credit issued pursuant to the Existing Credit Facility Agreement (other than the Existing Letters of Credit, which shall be deemed to be Letters of Credit issued under and subject to this Agreement) shall have been terminated (the “Existing Credit Facility Agreement Refinancing”) and the Administrative Agent shall have received reasonably satisfactory evidence of the same.

(r) On the Closing Date and substantially concurrently with the incurrence of Loans on such date, all security interests granted under the “Security Documents” (as defined in the Existing Credit Facility Agreement) shall have been terminated and released pursuant to release documentation reasonably satisfactory to the Administrative Agent.

(s) The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out of pocket expenses (including reasonable and documented fees, out-of-pocket charges and disbursements of Davis Polk & Wardwell LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(t) Each Lender who has requested the same at least five Business Days prior to the Closing Date shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, at least two Business Days prior to the Closing Date.

(u) The NewPage Debtors shall be a debtor and a debtor-in-possession in a proceeding under chapter 11 of the Bankruptcy Code filed in the District of Delaware contemporaneously with the Cases and, for administrative purposes only, jointly administered with the Cases, and the Administrative Agent shall be reasonably satisfied with the intercompany arrangements (including in respect of the Shared Services Agreement and with respect to the entry of an SSA Order, if any, provided that such intercompany arrangements may be set forth in the Interim Order instead of an SSA Order) between the Loan Parties and their subsidiaries, on the one hand, and the NewPage Excluded Entities, on the other hand.

(v) (i) The NewPage DIP Facilities having commitments in an aggregate principal amount (excluding any amounts that represent a “roll up” of existing term loans) of not less than $500 million shall have become effective and (ii) an aggregate principal amount of not less than $125 million of new money term loans shall have been funded (or shall be funded contemporaneously) under the NewPage DIP Facilities.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing (if any).

Section 4.03 Effective Date. This Agreement shall become effective on the first day on which (A) the Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (B) the Petition Date shall have occurred, and each Loan Party shall be a debtor and a debtor-in-possession.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until all of the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01 Existence; Businesses and Properties. (a) Do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

(a) With respect to any improvements comprising part of the Real Properties located in a “flood hazard area” as designated in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03 Taxes. In the case of any Debtor, in accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, pay and discharge promptly when due all material post-petition Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all post-petition lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

Section 5.04 Financial Statements, Reports, Etc. Furnish to the Administrative Agent (and the Administrative Agent will promptly furnish such information to the Lenders):

(a) Within 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2015), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its consolidated subsidiaries (including the NewPage Excluded Entities) as of the close of such fiscal year and the consolidated results of its operations during such year and, starting with the fiscal year ended December 31, 2015, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit but, for the avoidance of doubt, may contain a “going concern” qualification) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its consolidated subsidiaries (including the NewPage Excluded Entities) on a consolidated basis in accordance with GAAP and accompanied by customary management discussion and analysis (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated subsidiaries (including the NewPage Excluded Entities) shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) (i) Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its consolidated subsidiaries (including the NewPage Excluded Entities) as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by the Chief Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its consolidated subsidiaries (including the NewPage Excluded Entities) on a consolidated basis in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes), accompanied by customary management discussion and analysis (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries (including the NewPage Excluded Entities) shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein); and (ii) within 45 days after the end of each fiscal quarter, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Subsidiaries (excluding the NewPage Excluded Entities) as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the current fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by the Chief Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries (excluding the NewPage Excluded Entities) on a consolidated basis in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes), accompanied by a management summary of such results of operations and cash flows (which may be in the form of a slide presentation);

(c) Within 30 days after the end of each fiscal month (or, in the case of a fiscal month that ends on the same day as the end of a fiscal quarter, 45 days), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Subsidiaries (excluding the NewPage Excluded Entities) as of the close of such fiscal month and the consolidated results of its operations during such fiscal month, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by the Chief Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries (excluding the NewPage Excluded Entities) on a consolidated basis in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes);

(d) (x) concurrently with any delivery of financial statements under paragraphs (a), (b) or (c) above, a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit J, (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail demonstrating compliance with Section 6.10, and demonstrating the calculation of Excess Availability as of the end of such period and (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary” and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(e) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(f) Within 90 days after the beginning of each fiscal year (commencing with the fiscal year beginning January 1, 2017), a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower substantially in the form of Exhibit K to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(g) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, (including information, subject to confidentiality and attorney client privileges, from the Debtors’ restructuring and financial advisors) or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (in each case, for itself or on behalf of any Lender);

(h) At any time (x) following the occurrence and during the continuance of an Availability Triggering Event or (y) that Excess Availability under the Revolving Facility is less than $15.0 million, monthly inventory reports, summaries of receivables and payables and information concerning aging of receivables and payables, in each case reasonably satisfactory to the Administrative Agent;

(i) On or before the sixth Business Day following the fifteenth and the last day of each month (or if either such day is not a Business Day, as of the Business Day immediately preceding such fifteenth or last day, as applicable), from and after the Closing Date, a Borrowing Base Certificate from the Borrower substantially in the form of Exhibit C presenting the Borrower’s computation of the Borrowing Base as of the applicable reporting date, with such supporting materials as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, after the occurrence and during the continuance of an Availability Triggering Event, the Borrower shall execute and deliver to the Administrative Agent Borrowing Base Certificates weekly on or before the fifth Business Day following the end of the week. For the avoidance of doubt, any Borrowing Base Certificate delivered by the Borrower with respect to a day other than the last day of a month may include the Borrower’s good faith estimates of the items required therein.

(j) In the event that (i) in respect of the Senior Secured Notes, the New Senior Secured Notes, the Second Lien Notes, the New Second Lien Notes, the Senior Subordinated Notes or the New Senior Subordinated Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent of Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and (ii) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs;

(k) Within 90 days after the beginning of each fiscal year (commencing with the fiscal year beginning January 1, 2017), an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this paragraph (j) or Section 5.10(e);

(l) On or before the fifth Business Day following the end of every calendar week (for purposes of this Section, each calendar week being deemed to end on Friday), a 13-Week Projection;

(m) Within 10 days of the date of delivery under the NewPage DIP Facilities, copies of all monthly, quarterly and annual financial statements provided by the NewPage Debtors to the lenders under the NewPage DIP Facilities, accompanied by customary management discussion and analysis to the extent also required under the NewPage DIP Facilities;

(n) (i) As soon as reasonably practicable in advance of filing with the Bankruptcy Court or delivering to any statutory committee appointed in the Cases or the U.S. trustee, as the case may be, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $5.0 million, the Shared Services Agreement or the transactions contemplated thereby, transactions with any NewPage Excluded Entity, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement related thereto and (ii) by the earlier of (1) two Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court or (2) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure;

(o) Once per year, as soon as practicable and in any event by the last day of each fiscal year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties; and

(p) Concurrently with the delivery of any certificate pursuant to Section 5.04(d)(x), notice of (i) any termination of or material amendment to any material contract or lease of any Loan Party or (ii) any new material contract or lease that is entered into, in the case of each clause (i) and (ii), if the effect thereof would be adverse to the rights, interests or remedies of any Lender or any Agent.

Section 5.05 Litigation and Other Notices . Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(e) any amendment, modification, supplementation or waiver of the Shared Services Agreement or to the SSA Order or any Order governing intercompany arrangements in respect of shared services; and

(f) any change in the Board of Directors of any Loan Party.

Section 5.06 Compliance with Laws. Except as otherwise excused by the Bankruptcy Code, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Appraisals; Collateral Audits .

(a) Maintain all financial records in accordance with GAAP and, upon five Business Days’ notice (or, if an Availability Triggering Event has occurred and is continuing, one Business Days’ notice), permit any authorized representatives of the Administrative Agent to visit, audit and inspect (including in connection with environmental and Hazardous Material matters) any of the properties of Holdings, the Borrower or any of the Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and subject to reasonable requirements of confidentiality, including requirements imposed by law or contract, to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as the Borrower has the opportunity to participate in any discussions with such certified public accountants), at such reasonable times during normal business hours and without undue disruption to the business of the Borrower as often as may be reasonably requested, in each case at the expense of the Borrower. If an Availability Triggering Event has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Availability Triggering Event. The Administrative Agent shall not conduct more than two Collateral Audits during any twelve month period unless an Availability Triggering Event has occurred and is continuing; provided that the Administrative Agent may conduct one additional Collateral Audit during any twelve month period if an Availability Triggering Event under clause (a) of such definition has occurred and is continuing; provided, further, that the foregoing limitations shall not apply if an Event of Default has occurred and is continuing; provided, further, that in no event shall there be more than four Collateral Audits during any twelve month period at the expense of the Borrower.

(b) The Borrower shall provide to the Administrative Agent, upon request of the Administrative Agent and at the expense of the Borrower, in any twelve month period, up to two appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by the Borrower), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals and/or updates to include, without limitation, information required by applicable law and by the internal policies of the Lenders (including in connection with environmental and Hazardous Material matters); provided that the Administrative Agent shall be entitled to receive one additional appraisal in any twelve month period if an Availability Triggering Event under clause (a) of such definition has occurred and is continuing; provided, further, that the foregoing limitations shall not apply if an Event of Default has occurred and is continuing; provided, further, that in no event shall there be more than four appraisals per annum at the Borrower’s expense. In connection with any appraisal requested by the Administrative Agent pursuant to this Section 5.07, the Loan Parties shall be given twenty days following such request by the Administrative Agent to choose and engage the Acceptable Appraiser prior to the commencement of such appraisal. With respect to each appraisal made pursuant to this Section 5.07 after the Closing Date, (i) the Administrative Agent and the Loan Parties shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization, and (ii) any adjustments to the Net Orderly Liquidation Value or the Borrowing Base hereunder as a result of such appraisal shall become effective 10 days following the finalization of such appraisal.

Section 5.08 Use of Proceeds. Use the proceeds of the Revolving Facility Loans and Swingline Loans, and request the issuance of Letters of Credit, solely for working capital and general corporate purposes, including, without limitation (a) to refinance (or discharge) the Refinanced Indebtedness, and (b) to pay the Transaction Expenses.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying their respective properties to comply, with all Environmental Laws applicable to their respective operations, facilities and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for their respective operations, facilities and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. (a) Subject, in the case of each Loan Party that is a Debtor, to the entry of the Interim Order and Final Order, as applicable, and the terms thereof, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(a) If any asset (other than owned Real Property covered by paragraph (c) below or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $3.0 million is acquired by Holdings, the Borrower or any other Loan Party after the Closing Date or is owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 2.23 or the Security Documents), (i) notify the Collateral Agent thereof, (ii) if such asset is comprised of Real Property, deliver to Collateral Agent an updated Schedule 1.01C reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (f) below.

(b) Subject, in the case of each Loan Party that is a Debtor, to the entry of the Interim Order and Final Order, as applicable, and the terms thereof, grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such owned Real Property of the Borrower or any such Subsidiary Loan Parties, to the extent having a fair market value (as determined by the Borrower in good faith) in excess of $3.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent or in such other form as is reasonably satisfactory to the Collateral Agent, or in such other form as is reasonably satisfactory to the Collateral Agent, within 90 days after the Administrative Agent’s request therefor pursuant to Section 2.23 (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (f) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith the other requirements set forth in paragraph (h) and (i) of the Collateral and Guarantee Requirement.

(c) If any additional direct or indirect Wholly-Owned Subsidiary of the Borrower is formed or acquired after the Closing Date and if such Subsidiary is a Domestic Subsidiary and is not a CFC Holding Company or a NewPage Excluded Entity, within ten Business Days after the date such Wholly-Owned Subsidiary is formed or acquired notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Wholly-Owned Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, cause the Collateral and Guarantee Requirement to be satisfied with respect to (i) such Wholly-Owned Subsidiary and (ii) any Equity Interest in or Indebtedness of such Wholly-Owned Subsidiary owned by or on behalf of any Loan Party, subject to Section 2.23.

(d) (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, or (C) in any Loan Party’s organizational identification number; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

Notwithstanding anything to the contrary in this Agreement, the Security Documents, or any other Loan Document, (i) the Administrative Agent may grant extensions of time for the requirements of creating or perfecting security interests in or the obtaining of title insurance, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (iii) the Administrative Agent and the Borrower may make such modifications to the Mortgages, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any Mortgage to any such easement, covenant, right of way or similar instrument of record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Loan Documents.

Notwithstanding the foregoing, the Loan Parties shall have no obligation to provide in favor of the Secured Parties any Mortgages or related documentation in respect of any Real Property held by the Borrower or its Subsidiaries pursuant to this Section 5.10, except as contemplated by Section 2.23.

Section 5.11 Cash Management Systems; Application of Proceeds of Accounts.

(a) Subject to Section 5.11(i), each Loan Party shall enter into a customary blocked account agreement, in form reasonably satisfactory to the Administrative Agent (each, a “Blocked Account Agreement”), with the Collateral Agent and any Person with which such Loan Party maintains any deposit account or securities account used for the direct collection of, or as a primary concentration account for, proceeds of Eligible Accounts of such Loan Party (each such account of a Loan Party subject to a Blocked Account Agreement, a “Blocked Account”), covering each such account maintained with such Person.

(b) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of an Availability Triggering Event, the ACH or wire transfer no less frequently than once per Business Day (unless this Agreement has been terminated (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and the Revolving Facility Commitments have been terminated and the principal of and interest on each Revolving Facility Loan, all Fees and all other expenses or amounts payable under any Loan Document with respect to the Revolving Facility have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full) of all available cash balances and cash receipts, including the then contents or then entire available balance of each Blocked Account net of any minimum balance (not to exceed $50,000 per account) required by the bank at which such Blocked Account is maintained to an account maintained by the Collateral Agent (the “Dominion Account”).

(c) All collected amounts received in the Dominion Account shall be distributed and applied on a daily basis by the Administrative Agent in the manner described in Section 2.18(b).

(d) [Reserved].

(e) The Loan Parties may close Blocked Accounts, and/or open new accounts of the type described in clause (a) above, subject to the contemporaneous execution and delivery to the Collateral Agent of any Blocked Account Agreement required by the provisions of this Section 5.11 and otherwise reasonably satisfactory to the Administrative Agent.

(f) The Dominion Account shall at all times be under the sole dominion and control of the Collateral Agent.

(g) So long as no Availability Triggering Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(h) Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (x) after this Agreement has been terminated (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and the Revolving Facility Commitments have been terminated and the principal of and interest on each Revolving Facility Loan, all Fees and all other expenses or amounts payable under any Loan Document with respect to the Revolving Facility have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full), or (y) when all Availability Triggering Events have been cured, shall be remitted to the Loan Parties as the Borrower may direct.

(i) If the Account Debtor in respect of any Eligible Account makes any payment to the applicable Loan Party via wire transfer, such Loan Party shall direct the Account Debtor to make such payment to a Blocked Account. If any funds are received by any Loan Party from any Account Debtor in respect of any Eligible Account in an account that is not a Blocked Account, such Loan Party shall cause such funds to be deposited into a Blocked Account as soon as reasonably practicable, and in any event within two Business Days of the receipt thereof.

(j) Notwithstanding anything herein to the contrary, it is understood and agreed that no blocked account or other control agreements shall be required with respect to (i) any disbursement or payroll accounts of Holdings, the Borrower or any Subsidiary to the extent such accounts are not used for the purposes described in clause (a) above, (ii) any account which is not used as a primary concentration account for collection of proceeds of Eligible Accounts or for the direct collection of such proceeds and (iii) any other accounts other than accounts of the type described in clause (a) above (including, without limitation, deposit accounts) with an individual average monthly balance of less than $250,000.00 (provided that all such accounts included in this clause (iii) shall have an average monthly balance in the aggregate of no more than $1.0 million).

(k) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Section 5.11 during the initial 45-day period commencing on the Closing Date to the extent that the Borrower uses commercially reasonable efforts to establish the arrangements above as promptly as practicable, and in no event later than (i) the date that is 46 days following the Closing Date or (ii) such later date as the Administrative Agent, in its sole discretion, may agree.

Section 5.12 Restructuring Advisor. Retain (and continue the retention of) a restructuring advisor and a financial advisor reasonably satisfactory to the Administrative Agent (it being agreed that Alvarez & Marsal and PJT Partners are reasonably satisfactory to the Administrative Agent); provided that, if a restructuring advisor or a financial advisor (including Alvarez & Marsal and PJT Partners) ceases to be retained, the Borrower will retain a new restructuring advisor and a financial advisor, as the case may be, reasonably satisfactory to the Administrative Agent within 30 days (which period may be extended by up to 15 days with the approval of the Administrative Agent in its sole discretion) of such cessation.

Section 5.13 First and Second Day Orders. Cause all proposed “first day” orders, “second day” orders and all other orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Administrative Agent in all respects, it being understood and agreed that the forms of orders approved by the Administrative Agent prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all respects and are reasonably acceptable and any orders that provide for the termination of the Commitments and the indefeasible repayment in full of the Obligations are reasonably acceptable.

Section 5.14 Certain Case Milestones.

(a) Not later than 365 days following the Petition Date, the Loan Parties and the NewPage Debtors shall file with the Bankruptcy Court an Acceptable Plan of Reorganization and a disclosure statement reasonably satisfactory to the Administrative Agent and the Required Lenders with respect thereto.

(b) Not later than the date that is 426 days following the Petition Date, the Bankruptcy Court shall enter an order approving a disclosure statement reasonably satisfactory to the Administrative Agent and the Required Lenders with respect to an Acceptable Plan of Reorganization.

(c) Not later than the date that is 517 days following the Petition Date, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization.

(d) Not later than the date that is 532 days following the Petition Date, such Acceptable Plan of Reorganization shall become effective.

Section 5.15 Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.16 Quarterly Lender Calls. Within five Business Days of the delivery of the financials pursuant to Section 5.04(b)(ii), the Borrower (including key management) shall host a quarterly conference call for Lenders during which time the Borrower will review the performance of the previous quarter and its financial condition.

Section 5.17 Specified Transactions. (a) The Borrower shall (i) use commercially reasonable efforts to cause all Specified Stores Inventory to be sold or otherwise disposed of pursuant to one or more Stores Inventory Dispositions prior to the date that is 60 days after the Closing Date and (ii) to the extent the cash consideration received in respect of any Stores Inventory Disposition is received by a Person that is not the Borrower or a Subsidiary Loan Party, cause such cash consideration to be distributed via dividend to (or, if applicable, contributed to the capital of) the Borrower or any Subsidiary Loan Party not later than two Business Days following the receipt thereof.

(b) The Borrower shall cause all cash and Permitted Investments in excess of $1.0 million held by Verso Maine Power Holdings LLC (i) as of the Petition Date, to be distributed via dividend to the Borrower or a Subsidiary Loan Party on or prior to the Closing Date and (ii) at any time thereafter, to be distributed via dividend to the Borrower or a Subsidiary Loan Party within one Business Day of receipt by Verso Maine Power Holdings LLC.

(c) With respect to improved Real Property (other than Material Real Property) for which clause (i) of the Collateral and Guarantee Requirement has not been met as of the Closing Date, comply with clause (i) of the Collateral and Guarantee Requirement on or before the date that is 30 days after the Closing Date.

Section 5.18 Certain Other Bankruptcy Matters.

(a) Holdings, the Borrower and the Subsidiaries shall comply (i) in all material respects, after entry thereof, with all of the requirements and obligations set forth in the Orders, the Cash Management Order and the SSA Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) in all material respects, after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as such orders, if entered by the Bankruptcy Court, must comply with, and only be modified from time to time in accordance with, clause (b) of the definition of “Approved Bankruptcy Court Order,” and (iii) in all material respects, after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief obtained in the Cases, as such orders, if entered by the Bankruptcy Court, must comply with, and only be modified from time to time in accordance with, clause (c) of the definition of “Approved Bankruptcy Court Order”.

(b) The Borrower shall provide at least five (5) Business Days’ (or such shorter notice acceptable to the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent and its advisors prior to any assumption or rejection of any Loan Party’s or any other Subsidiary’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be assumed or rejected, if such assumption or rejection adversely impacts, in any material respect (i) any Collateral of the type described in the definition of “ABL Priority Collateral” set forth in the

Senior Lien Intercreditor Agreement, any Liens thereon or any Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of any such Collateral or the priority of any such Liens or Superpriority Claims), (ii) transactions contemplated by the Shared Services Agreement or (iii) any transaction outside of the ordinary course of business with any NewPage Excluded Entity, if the Administrative Agent informs the Borrower in writing within three (3) Business Days of receipt of the notice from the Borrower referenced above that it objects to such assumption or rejection, as applicable.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until all of the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, and all Letters of Credit have been canceled or have expired, and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements permitted by Section 6.11;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence (or as otherwise required pursuant to an order satisfactory to the Administrative Agent in its sole discretion);

(e) Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b), and (ii) Indebtedness of the Borrower to Holdings or any Subsidiary and Indebtedness of any other Loan Party to Holdings or any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, in an aggregate amount not to exceed $1.0 million oustanding at any time;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence, and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) [Reserved];

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of any property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance the acquisition, lease or improvement of such property, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed $7.5 million;

(j) [Reserved];

(k) other unsecured Indebtedness of the Borrower or any Subsidiary Loan Party owed to a Person that is not a NewPage Excluded Entity, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $10.0 million;

(l) [Reserved];

(m) Guarantees (i) [reserved], (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement and (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)) provided that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Obligations to at least the same extent as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Notes Indenture and of the New Senior Subordinated Notes is under the New Senior Subordinated Notes Indenture;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business, in an aggregate amount not to exceed $1.0 million outstanding at any time;

(p) [Reserved];

(q) Indebtedness consisting of (i) the financing of insurance premiums, or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) [Reserved];

(s) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate amount not to exceed $1.0 million outstanding at any time;

(t) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(v) [Reserved];

(w) [Reserved];

(x) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services and other services of the type described in the definition of Cash Management Obligations) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for the Borrower’s and the Subsidiaries’ ordinary course of operations;

(y) all premium (if any, including tender premiums), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (x) above.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including any Intellectual Property Rights, stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it, or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and, in each case, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof (other than any such Liens securing Existing Debt); provided that (x) the aggregate principal amount of the obligations, if any, secured by such Liens does not increase from that amount outstanding at the time of any such modification, replacement, renewal or extension and (y) any such modification, replacement, renewal or extension does not encumber any additional assets or properties of the Borrower or any Subsidiary;

(b) any Lien created under the Loan Documents (including Liens under the Security Documents securing the Secured Swap Obligations and the Cash Management Obligations), the SSA Order or the Orders (including in respect of adequate protection for the Existing Debt) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) [Reserved];

(d) Liens for (i) pre-petition Taxes, assessments or other governmental charges or levies not yet delinquent as of the Petition Date or that are being contested in compliance with Section 5.03 or (ii) post-petition Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (other than Liens for Taxes), including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary; provided that, with respect to clauses (i) and (ii) in the aggregate, neither the aggregate amount of obligations secured thereby, nor the aggregate amount of such pledges and deposits shall exceed $3.0 million outstanding at any time;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; provided that, in the aggregate, neither the aggregate amount of obligations secured thereby, nor the aggregate amount of such deposits and Liens shall exceed $1.0 million outstanding at any time;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary, and Liens arising out of timber cutting, hauling or sales contracts;

(i) Liens securing Indebtedness permitted by Section 6.01(i);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 8.01(j); provided that such Liens, to the extent that they secure aggregate amounts of more than $15.0 million, shall be discharged within 60 days of the creation thereof;

(l) Liens disclosed on the final title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(p) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof; provided that the aggregate amount of obligations secured thereby shall not exceed $1.0 million outstanding at any time;

(q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property Rights and software) granted by the Borrower or any Subsidiary to others in the ordinary course of business consistent with past practice not interfering in any material respect with the respective businesses of the Borrower and the Subsidiaries;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower, or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y) [reserved];

(z) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa) [Reserved];

(bb) [Reserved];

(cc) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(dd) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(ee) Liens in favor of the Borrower or any Subsidiary Loan Party; and

(ff) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $7.5 million provided that no such Liens secure Indebtedness owed to any NewPage Excluded Entity.

Section 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) [Reserved];

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made after the Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date by the Loan Parties of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to $1.0 million (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $1.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business, (iii) in respect of relocation expenses in the ordinary course of business consistent with past practices and (iv) in connection with such person’s purchase of Equity Interests of Holdings (or any direct or indirect parent of Holdings) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.11;

(h) Investments existing on the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof; provided that no such extension, renewal or reinvestment shall increase the amount of such Investment;

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (k), and (v);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed $4.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)); provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) [Reserved];

(l) [Reserved];

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) [Reserved];

(o) [Reserved];

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) [Reserved];

(r) [Reserved];

(s) Investments in Verso Maine Power Holdings LLC to fund indemnification obligations under that certain Purchase Agreement dated as of January 6, 2016 by and among Eagle Creek Renewable Energy, LLC, Verso Maine Power Holdings LLC and Verso Androscoggin Power LLC, for which claims have actually been made and that are actually due and payable, in an aggregate amount not to exceed $6.5 million (less any cash and cash equivalents held by Verso Maine Power Holdings LLC on the date on which such claims become due and payable);

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) [Reserved];

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments by Borrower and the Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) [Reserved];

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons in the ordinary course of business consistent with past practice;

(aa) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property Rights in each case in the ordinary course of business consistent with past practice;

(bb) Investments in Gulf Island Pond Oxygenation Project in order to fund ongoing operating and maintenance expenses in an aggregate amount not to exceed $600,000.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section. No Investment may be made at any time under this Section 6.04 by the Borrower or any Subsidiary in any NewPage Excluded Entity at any time that an Event of Default is continuing.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (including Intellectual Property Rights) (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary (it being understood that any accounting write down or write off of an asset shall not constitute a sale, transfer, lease or other disposition for purposes of this Section 6.05), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory (including raw materials) in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property (including Intellectual Property Rights) in the ordinary course of business by the Borrower or any Subsidiary, or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into (or with) the Borrower in a transaction in which the Borrower is the survivor, and the security interests granted by the Borrower pursuant to the Orders and Collateral Agreements shall remain in full force and effect, (ii) the merger, consolidation or amalgamation or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party, and the security interests granted by such surviving or resulting entity that is a Loan Party pursuant to the Orders and Collateral Agreements shall remain in full force and effect and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, or (v) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and the security interests granted by such continuing or surviving person that is a Loan Party pursuant to the Orders and Collateral Agreements shall remain in full force and effect and which together with each of its subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07, and shall be made at any time in an aggregate amount not to exceed $1.0 million; provided further, that (i) with respect to any such sale, transfer, lease or other disposition by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect to any sale, transfer, lease or other disposition made under this clause (y), Pro Forma Excess Availability shall not be less than $20.0 million;

(d) [Reserved];

(e) Investments permitted by Section 6.04, Permitted Liens, and dividends permitted by Section 6.06 and Capital Expenditures;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided that (i) the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $15 million during the term of this Agreement, (ii) no Default or Event of Default exists or would result therefrom, (iii) immediately after giving effect thereto, Pro Forma Excess Availability shall not be less than $20.0 million and (iv) to the extent any or all such assets sold, transferred, leased, licensed or otherwise disposed of are Eligible Accounts or Eligible Inventory, the Borrower shall provide a Borrowing Base Certificate to the Administrative Agent reflecting the revised Borrowing Base giving effect to such sale, transfer, lease, license or other disposition;

(h) sales, transfers or other dispositions of assets pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent, permitting de minimis asset dispositions without further order of the Bankruptcy Court;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) [Reserved];

(l) [Reserved];

(m) [Reserved];

(n) [Reserved];

(o) [Reserved];

(p) [Reserved];

(q) transactions pursuant to the Shared Services Agreement or the SSA Order; and

(r) any Stores Inventory Disposition.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties or from Subsidiaries that are not Loan Parties to other Subsidiaries that are not Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for fair market value, (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) of this Section 6.05 unless such disposition is for at least 90% cash consideration, (iii) no sale, transfer or other disposition in an individual transaction or series of related transactions involving assets with a fair market value in excess of $2.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 90% cash consideration; provided that the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $2.0 million or to other transactions involving assets with a fair market value of not more than $5.0 million in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of clause (iii), (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower that is assumed by the transferee of any such assets shall be deemed to be cash (other than any such liabilities that are by their terms subordinated in right of payment to the Obligations) and (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 60 days after receipt thereof (to the extent of the cash received) shall be deemed cash and (iv) the Debtors shall be permitted to consummate any sale, transfer or other disposition that is described in, and that is consummated in accordance with, the requirements set forth in, Paragraph 17(b) of the Interim Order (or the corresponding provision under the Final Order). To the extent that any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Holdings, the Borrower or any Subsidiary Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

Section 6.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares); provided, however, that:

(a) any Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04), provided that no Default or Event of Default exists or would result therefrom.

(b) the Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) [reserved], (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b) (other than Section 6.07(b)(vii)), (v) (x) with respect to each tax year or portion thereof that the Borrower qualifies as a Flow Through Entity, the Borrower may declare and pay dividends or make other distributions to the holders of Equity Interests of the Borrower (or to any direct or indirect parent of the Borrower or holders of Equity Interests in such parent); and (y) with respect to any tax year or portion thereof that the Borrower does not qualify as a Flow Through Entity, the Borrower may declare and pay dividends or make other distributions to any direct or indirect parent company of the Borrower that files a consolidated U.S. federal, state or local income tax return that includes the Borrower and the Subsidiaries, in each case in an amount not to exceed the amount that the Borrower and the Subsidiaries would have been required to pay in respect of federal, state or local income taxes (as the case may be) payable on such returns in respect of such year if the Borrower and the Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Borrower to be a taxpaying corporation and parent of a group if it is a Flow Through Entity) and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided that in the case of clauses (i), (iii) and (vi), the amount of such dividends and distributions shall not exceed the portion of any amounts referred to in such clauses (i), (iii) and (vi) that are allocable to the Borrower and the Subsidiaries;

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Holdings or the Borrower, unless such transaction is (i) otherwise permitted (or required) under this Agreement, or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of Disinterested Directors of Holdings or the Borrower.

(a) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of the Borrower;

(ii) loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Borrower or any Subsidiary Loan Party or any entity that becomes a Subsidiary Loan Party as a result of such transaction (including via merger or consolidation or amalgamation in which a Subsidiary Loan Party is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, the Borrower and the Subsidiaries in the ordinary course of business;

(v) transactions pursuant to the Transaction Documents, and permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) dividends, redemptions and repurchases permitted under Section 6.06;

(viii) any purchase by Holdings of the Equity Interests of the Borrower; provided that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement;

(ix) any Stores Inventory Disposition;

(x) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(xii) [Reserved];

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xiv) [Reserved];

(xv) the issuance, sale, transfer of Equity Interests of the Borrower to Holdings and capital contributions by Holdings to the Borrower;

(xvi) [Reserved];

(xvii) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party;

(xviii) [Reserved];

(xix) [Reserved];

(xx) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xxi) [Reserved];

(xxii) transactions permitted by, and complying with, the provisions of Section 6.05;

(xxiii) [Reserved]; or

(xxiv) transactions pursuant to the Shared Services Agreement or the SSA Order.

Section 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, Bylaws and Certain Other Agreements; Etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries, except as expressly provided in the Acceptable Plan of Reorganization.

(a) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, any securities or other property) of or in respect of principal of or interest on any Indebtedness that is subordinated in right of payment to the Obligations or any Permitted Refinancing Indebtedness in respect of the foregoing or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except (1) in the case of Junior Financing in existence on the Petition Date, (A) as expressly provided for in the “first day” orders entered by the Bankruptcy Court that are reasonably acceptable to the Administrative Agent and (B) payments that are made substantially simultaneous with or following the termination of the Commitments and the repayment of the Obligations in cash in full and are provided for in the Acceptable Plan of Reorganization and (2) otherwise, (A) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing incurred following the Petition Date, (B) [reserved] and (C) the conversion of any Junior Financing to Equity Interests of Holdings or any of its direct or indirect parents and

(i) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that, in the case of pre-petition Junior Financing in existence on the Petition Date, are expressly provided for in the “first day” orders entered by the Bankruptcy Court that are reasonably acceptable to the Administrative Agent or amendments or modifications that are made substantially simultaneous with or following the termination of the Commitments and the repayment of the Obligations in cash in full and are provided for in the Acceptable Plan of Reorganization and, in the case of any other Junior Financing, (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders, or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(b) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, or (ii) the granting of Liens by the Borrower or such Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) (i) restrictions imposed by applicable law, and (ii) restrictions pursuant to any agreement or undertaking in effect on the Petition Date and set forth on Schedule 6.02(a);

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) [reserved];

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations;

(M) [reserved];

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) [reserved];

(R) [reserved];

(S) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (R) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10 Financial Covenants . (a) Minimum EBITDA. The Borrower shall not, as of each date set forth below, permit the cumulative EBITDA of the Borrower and its Subsidiaries for the period from and including February 1, 2016 to and including the date set forth in the table below to be less than the amount set forth opposite such date:

Date	Minimum EBITDA
March 31, 2016	$(14,265,415)
April 30, 2016	$(15,000,000)
May 31, 2016	$(10,000,000)
June 30, 2016	$(6,000,000)

July 31, 2016	$1,000,000
August 31, 2016	$12,000,000
September 30, 2016	$21,000,000
October 31, 2016	$29,000,000
November 30, 2016	$34,000,000
December 31, 2016	$45,000,000
January 31, 2017	$40,000,000

(b) Minimum Twelve-Month Trailing EBITDA. The Borrower shall not, as of each date set forth below, permit the EBITDA for the twelve-month trailing period then ended to be less than the amount set forth opposite such date:

Date	Minimum EBITDA
February 28, 2017	$40,000,000
March 31, 2017	$45,000,000
April 30, 2017	$44,000,000
May 31, 2017	$43,000,000
June 30, 2017	$42,000,000

(c) Minimum Excess Availability. Permit Excess Availability, as of the close of any Business Day, to be less than the Applicable Minimum Excess Availability Amount.

Section 6.11 Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of the Borrower or any Subsidiary, and (c) Swap Agreements entered into in order to swap currency in connection with funding the business of Holdings, the Borrower and the Subsidiaries in the ordinary course of business.

Section 6.12 No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any Junior Financing other than (a) the Obligations under this Agreement and the other Loan Documents and (b) any Indebtedness outstanding on the Petition Date.

Section 6.13 Fiscal Year; Accounting. In the case of the Borrower, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

Section 6.14 Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not, directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Person (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, or (c) in any other manner that would result in the violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, advisor, investor or otherwise).

Section 6.15 Shared Services Agreement. Other than any amendments, modifications, waivers or supplements pursuant to the SSA Order or Interim Order, amend, modify, waive or supplement, or consent to (or if made without the Borrower’s consent, fail to contest) any amendment, modification, supplementation or waiver of, the Shared Services Agreement or any intercompany arrangements in respect thereof in the SSA Order or any Order, in each case in any manner adverse in any material respect (to be determined without duplication of any other “materiality” qualifier herein) to the interests of the Lenders, it being understood that any amendment that reduces the amounts payable by the NewPage Debtors thereunder (including as a result of a reduction in frequency of such payments) shall be deemed to be adverse in a material respect to the interests of the Lenders; provided that any such amendment, modification, waiver or supplement that reduces amounts payable by the NewPage Debtors shall be deemed to not be adverse to the Lenders so long as the monthly amount payable is at least $2.75 million.

Section 6.16 Additional Bankruptcy Matters. Without the Administrative Agent’s prior written consent, do any of the following:

(a) assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents, Lenders or Issuing Banks;

(b) subject to the terms of the Orders and subject to Section 8.01, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred); or

(c) except as expressly provided or permitted hereunder (including, without limitation, to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement) or, with the prior consent of the Agent, as provided pursuant to any other Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor Affiliate or insider of the Company outside of the ordinary course of business.

ARTICLE 7

HOLDINGS COMPANY COVENANTS

Section 7.01 Holdings Covenants. Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made), and until all of the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Sections 6.02(a), (b), (d), (e) or (k) on any of the Equity Interests issued by the Borrower), (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and maintain itself in good standing in its jurisdiction of organization and shall not (i) merge with any other Person, or (ii) sell, transfer or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets, (c) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in the Borrower, (d) Holdings shall comply with Sections 5.01, 5.03, 5.05, 5.06, 5.07, 5.09, 5.10, 5.15, 5.16, 5.18, 6.09(a), 6.09(b) and 6.12 as if each reference therein to the Borrower were a reference to Holdings, (e) Holdings will not create or acquire any directly owned subsidiary following the Closing Date and (f) Holdings will not incur, assume or permit to exist any Indebtedness for borrowed money other than (i) Indebtedness outstanding on the Closing Date (including any increase to the principal amount thereof as a result of the capitalization of any interest that is paid-in-kind pursuant to the terms thereof as in effect on the Petition Date), (ii) Indebtedness under the Loan Documents, (iii) unsecured Guarantees of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted under Section 6.01 and (iv) unsecured Indebtedness in an aggregate principal amount not to exceed $500,000.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document, Borrowing Base Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of, with respect to interest or any L/C Disbursement, two (2) Business Days, and with respect to any Fee or any other amount (other than an amount referred to in (b) above) due, three (3) Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in (i) Sections 2.05(c), the last paragraph of 4.02(h), 5.01(a), 5.04(i), 5.05(a), 5.12, 5.13, 5.14 or in Article 6 or Article 7 (and, in the case of Section 5.04(i), 5.12 or 5.13, such default shall continue unremedied for a period of seven days after notice thereon from the Administrative Agent to the Borrower), (ii) Sections 5.04(a), 5.04(b), 5.04(d), 5.11 or 5.16 and such default shall continue unremedied for a period of 10 days, (iii) Section 5.04(c) or Section 5.17 and such default shall continue unremedied for a period of five days or (iv) Section 5.04(l) and such default shall continue unremedied for a period of two Business Days;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above), and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in the NewPage DIP Facilities or any Material Indebtedness becoming due prior to its scheduled maturity, or (B) enables or permits (with all applicable grace and cure periods having expired) the holder or holders of the NewPage DIP Facilities or any Material Indebtedness or any trustee or agent on its or their behalf to cause the NewPage DIP Facilities or such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to make any payment of principal of or interest on the NewPage DIP Facilities or any other Material Indebtedness when due and such failures shall continue after any applicable grace period; provided that this clause (f) shall not apply to (x) any Indebtedness outstanding hereunder and any Indebtedness of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor), (y) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (z) Indebtedness for which the exercise of remedies is stayed under the Bankruptcy Code;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any of the Subsidiaries that is not a Debtor and that is not Verso Quinnesec REP LLC (any such Subsidiary that is not a Debtor and is not Verso Quinnesec REP LLC, an “Applicable Subsidiary”), or of a substantial part of the property or assets of an Applicable Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Applicable Subsidiary or for a substantial part of the property or assets of an Applicable Subsidiary, or (iii) the winding up or liquidation of any Applicable Subsidiary (except in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, in each case, unless (i) prior to such filing such Applicable Subsidiary becomes a Subsidiary Loan Party, (ii) within 5 Business Days of filing, such Applicable Subsidiary’s chapter 11 case becomes jointly administered with that of the Borrower, and (iii) each of the Interim Order (within 5 Business Days of the commencement of such proceeding or other circumstance) and Final Order (within 45 days of the commencement of such proceeding or other circumstance) are made applicable to such Applicable Subsidiary;

(i) any Applicable Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Applicable Subsidiary or for a substantial part of the property or assets of any Applicable Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due, in each case, unless (i) prior to such filing such Applicable Subsidiary becomes a Subsidiary Loan Party, (ii) within 5 Business Days of filing, such Applicable Subsidiary’s chapter 11 case becomes jointly administered with that of the Borrower, and (iii) each of the Interim Order (within 5 Business Days of the commencement of such proceeding or such other circumstance) and Final Order (within 45 days of the commencement of such proceeding or such other circumstance) are made applicable to such Applicable Subsidiary;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments (which, in the case of the Debtors only, arose post-petition) aggregating in excess of $15.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (v) any other similar event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document or the Orders and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement (or not required to deliver to it pursuant to the terms hereof or of any other Loan Document) or to file Uniform Commercial Code continuation statements, and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to this Agreement by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m) (i) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture or New Senior Subordinated Notes Indenture and under the documentation governing any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or New Senior Subordinated Notes, or (ii) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

(n) (i) the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by the Borrower of a motion or other pleading seeking entry of such an order;

(i) a trustee, responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the any of the Cases, any Loan Party applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(ii) the entry of an order or the filing by any Loan Party of an application, motion or other pleading seeking entry of an order staying, reversing, vacating or otherwise modifying the Interim Order, the Final Order or the SSA Order, in each case in a manner adverse in any material respect (to be determined without duplication of any other “materiality” qualifier herein) to the Administrative Agent or the Lenders; provided that any such modification to the SSA Order or (if applicable) the Interim Order that reduces the amounts payable by the NewPage Debtors under the Shared Services Agreement or in respect of the intercompany arrangements under the Shared Services Agreement (including as a result of a reduction in frequency of such payments) shall be deemed to be adverse in a material respect to the interests of the Lenders, it being understood that any such modification that reduces amounts payable by the NewPage Debtors shall be deemed to not be adverse to the Lenders so long as the monthly amount payable is at least $2.75 million;

(iii) (i) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties or (ii) the termination of any Loan Party’s right to use any cash collateral under the Interim Order or the Final Order, and in either case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of the Administrative Agent and the Required Lenders;

(iv) the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Loan Parties having a value in excess of $15.0 million;

(v) the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of any other actions by the Loan Parties (or any direct or indirect parent thereof) or by any NewPage Excluded Entity, that challenges the rights and remedies of the Administrative Agent or the Lenders under the Facility in any of the Cases or that is inconsistent with the Loan Documents;

(vi) the entry of an order in any of the Cases seeking authority to use cash collateral (other than with the prior written consent of the Administrative Agent and the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the Facility), unless such financing would terminate the Commitments and repay in full in cash all Obligations under the Loan Documents upon consummation thereof;

(vii) without the written consent of the Administrative Agent and the Required Lenders (not to be unreasonably withheld), the entry of an order in any of the Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to “first day” orders reasonably acceptable to the Administrative Agent);

(viii) the filing or support of any pleading by any Loan Party (or any direct or indirect parent thereof), or by any NewPage Excluded Entity, seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (viii) above; or

(ix) termination or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for a plan of reorganization.

(o) the commencement of any action, including the filing of any pleading, by any Loan Party or any direct or indirect subsidiary of any Loan Party (or by any direct or indirect parent of any Loan Party), or by any NewPage Excluded Entity, against any of the prepetition secured parties with respect to any of the obligations or liens under or with respect to the Existing Debt.

(p) the making of any Pre-Petition Payments other than (i) as permitted by the Interim Order or the Final Order, (ii) as permitted by any “first day” orders reasonably satisfactory to the Administrative Agent, (iii) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Administrative Agent and the Required Lenders, or (iv) as otherwise agreed to in writing by the Administrative Agent and Required Lenders.

(q) the entry of the Final Order shall not have occurred within 45 days after entry of the Interim Order (or such later date (but in no event later than 60 days after the entry of the Interim Order) as the Administrative Agent may reasonably agree).

(r) an order of the Bankruptcy Court granting, other than in respect of the Facility and the Carve-Out or as otherwise permitted under the Loan Documents, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders under the Facility, or the filing by the Borrower of a motion or application seeking entry of such an order.

(s) other than with respect to the Carve-Out and the Liens permitted to have such priority under the Loan Documents and the Orders, the Borrower shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents or the adequate protection Liens granted under the Interim Order.

(t) noncompliance by any Loan Party or any of its Subsidiaries (or any of the NewPage Debtors to the extent bound thereby) with the terms of the Interim Order or the Final Order.

(u) the Loan Parties or any of their Subsidiaries (or any direct or indirect parent of any Loan Party) or any of the NewPage Excluded Entities, or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders regarding the Facility, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent or Lenders.

(v) a plan of reorganization shall be confirmed in any of the Cases that is not an Acceptable Plan of Reorganization, or any order shall be entered which dismisses any of the Cases and which order does not provide for termination of the Commitments under the Facility and indefeasible payment in full in cash of the Obligations under the Loan Documents, or any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents), or any NewPage Excluded Entity, shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order.

(w) any Loan Party (or any direct or indirect parent thereof) shall file any motion seeking authority to consummate the sale of assets of any Loan Party (other than any such sale that is permitted under the Loan Documents) pursuant to Section 363 of the Bankruptcy Code having a value in excess of $20.0 million, without the prior written consent of the Administrative Agent, or the Borrower shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties (unless such sale would result in the termination of the Commitments under the Facility and indefeasible payment in full in cash of the Obligations under the Loan Documents upon consummation thereof);

then, subject to the terms and conditions set forth in the Orders, and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); (iv) subject to the provisions of the Orders, upon the giving of five calendar days’ notice to the Debtors (the “Remedies Notice Period”), (x) terminate the consensual use of cash collateral and (y) exercise all other rights and remedies provided for in the Security Documents and the Orders and under applicable law. Solely during the Remedies Notice Period, the Debtors may continue to use cash collateral in the ordinary course of business, consistent with past practices, including for the purpose of funding the Carve-Out. During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court, for the sole purpose of contesting whether an Event of Default has occurred and/or is continuing and cash collateral may be used for this purpose during the Remedies Notice Period.

Section 8.02 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 8.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

ARTICLE 9

THE AGENTS

Section 9.01 Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and the Orders, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(a) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements), hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article 9 (including, without limitation, Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(b) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and indefeasible payment in full of all Obligations (other than in respect of contingent indemnification expense reimbursement obligations for which no claim has been made) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 10.08 hereof, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary Loan Party as a result of a transaction permitted hereunder, and (iii) to subordinate any Lien on any property granted to or held by the

Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or 6.02(j). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(c) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding (including the Cases) relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (ii) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (E) the value or the sufficiency of any Collateral, or (F) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution), or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it, and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.07 Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and unused Commitments hereunder; provided that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.08 Agent in its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 9.10 Agents and Arrangers. None of the Documentation Agent or the Lead Arrangers shall have any duties or responsibilities hereunder in their capacity as such.

Section 9.11 Secured Swap Obligations. (a) The Borrower and any Lender or any Affiliate of any Lender (the “Secured Swap Counterparty”) may from time to time designate the obligations in respect of a Swap Agreement to which they are parties as being “Secured Swap Obligations” upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrower and the Swap Counterparty, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include (i) a description of such Swap Agreement and (ii) the maximum amount (expressed in Dollars) of the Swap Termination Value thereunder, if any, that is elected by the Borrower and the Swap Counterparty to constitute “Pari Passu Secured Swap Obligations” and as to which an equal reserve shall be taken against the Borrowing Base (each, a “Designated Pari Passu Amount” and such Secured Swap Obligations (to the extent of such Designated Pari Passu Amount), “Pari Passu Secured Swap Obligations”); provided that no such Designation Notice shall be effective and no such Designated Pari Passu Amount with respect to any Swap Agreement shall constitute Pari Passu Secured Swap Obligations (and no such reserve shall be established by the Administrative Agent in connection therewith) to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Pari Passu Amount (including to the reserve for Pari Passu Secured Swap Obligations to be established by the Administrative Agent in connection therewith), the Excess Availability would be less than the Applicable Minimum Excess Availability Amount.

(a) The Borrower and the applicable Secured Swap Counterparty may increase, decrease or terminate any Designated Pari Passu Amount in respect of a Swap Agreement upon written notice to the Administrative Agent, in which case the Administrative Agent shall promptly make a corresponding adjustment to the reserve against the Borrowing Base with respect thereto; provided that any increase in a Designated Pari Passu Amount shall be deemed to be a new designation of a Designated Pari Passu Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 9.11(a). For the avoidance of doubt, Secured Swap Obligations under any Swap Agreement designated pursuant to this Section 9.11 in excess of the applicable Designated Pari Passu Amount shall constitute Secured Swap Obligations but shall be entitled to a lesser priority of payment as set forth in Section 2.18(b).

(b) No holder of Secured Swap Obligations or Cash Management Obligations that obtains the benefits of Section 2.18(b) or 5.11(c), any Guarantee of such obligations or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent (including in its capacity as Collateral Agent) shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations or Cash Management Obligations unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the parties to the applicable agreements.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 10.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Each Loan Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that such Loan Party will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.07 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.05, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Loan Party agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or to the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(b) above shall be effective as provided in such Section 10.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01, or (ii) on which such documents are posted on the Borrower’s behalf on an

Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 10.03 Binding Effect. This Agreement shall become effective upon satisfaction of the conditions set forth in Section 4.03, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Subsidiary Loan Party, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit),

Participants (to the extent provided in paragraph (c) of this Section 10.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(a) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other person; provided that such consent shall be deemed given unless the Borrower has objected thereto within 10 Business Days;

(B) the Administrative Agent; and

(C) each Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2.5 million with respect to Revolving Facility Loans or Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender or Approved Fund;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (2) a Defaulting Lender or (3) a natural person.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any entity previously identified in that certain letter provided on or prior to the Effective Date from the Borrower to the Administrative Agent (it being understood that the Administrative Agent shall have no duties or responsibilities for monitoring or enforcing such prohibitions on assignment or transfer to such entities).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clauses (i), (ii), (iii), (v), (vi) or (vii) of the first proviso to Section 10.08(b), and (2) directly affects such Participant, and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Revolving Facility Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(f) and (g) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

Section 10.05 Expenses; Indemnity. (a) Each Loan Party agrees, jointly and severally, to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence), and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable and documented fees, out-of-pocket charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent and the Lead Arrangers, and, if necessary, the reasonable and documented fees, out-of-pocket charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with amendments, waivers or modifications of this Agreement and the other Loan Documents or the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(a) Each Loan Party agrees, jointly and severally, to indemnify the Administrative Agent, the Agents, the Lead Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of one counsel (except the allocated costs of in-house counsel) for all such Indemnitees (plus one local counsel in each applicable jurisdiction and, in the event of an actual or perceived conflict of interest, additional counsel appointed with the consent of the Borrower, such consent not to be unreasonably withheld or delayed), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, the Lead Arrangers, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, each Loan Party agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, out-of-pocket charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Laws and related in any way to Holdings, the Borrower or any of their respective Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property related in any way to Holdings, the Borrower or any of their respective Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (ii) to the extent arising from a material breach of any such Indemnitee’s obligations under the Loan Documents as determined by a final and nonappealable order of a court of competent jurisidiction, or (iii) to the extent arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of the Loan Parties or any of their affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent or Lead Arranger or any similar role under the Loan Documents). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of any Revolving Facility or the Transactions. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(b) Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.05 shall not apply to Taxes.

(c) To the fullest extent permitted by applicable law, Holdings and the Borrower and their respective Subsidiaries shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 10.06 Right of Set-Off. Subject to the Orders and the last paragraph of Section 8.01, if an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 10.06 are in addition to other rights and remedies (including other rights of set off) that such Lender or such Issuing Bank may have.

Section 10.07 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

Section 10.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(a) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of (other than as expressly contemplated in clause (ii) of the definition of “Maturity Date”), or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased (provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the prior written consent of any Lenders), in each case without the prior written consent of the Super Majority Lenders.

(v) amend or modify the provisions of this Section 10.08 or the definition of the terms, “Required Lenders,” “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement (if and to the extent this Agreement shall have been otherwise amended to permit the incurrence of same) may be included in the determination of the Required Lenders and the Super Majority Lenders on substantially the same basis as the Loans and Commitments are included on the Effective Date);

(vi) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any Loan Document, release all or substantially all the Collateral or release any of Holdings, the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the applicable Loan Document (unless, in each case, any assets or Equity Interests are sold or otherwise disposed of in a transaction permitted by this Agreement) without the prior written consent of each Lender; or

(vii) change the order of application of proceeds of Collateral set forth in Section 2.18(b) or 5.11(c) or modify the ratable sharing or payments required thereby or by 2.18(c) without the prior written consent of each Lender directly adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(b) Without the consent of any Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(c) [Reserved].

(d) [Reserved].

(e) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (2) the date on which payment of interest on any Loan or any L/C Disbursement or any fees is due may not be extended without the prior written consent of such Lender, to the extent such Lender is adversely affected thereby, and (3) this Section 10.08 may not be amended or modified without the prior written consent of such Lender to the extent such Lender is adversely affected thereby.

(g) The Administrative Agent and Collateral Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 10.10 Entire Agreement; Orders Govern. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents. To the extent that any provision herein is inconsistent with any term of any of the Orders, such Order shall control.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission (e.g., a “pdf” or “tif”) pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, New York Courts.

(a) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 10.16, or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party), and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16, except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (iii) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any pledgee under Section 10.04(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), and (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16).

Section 10.17 Platform; Borrower Materials.

(a) The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (iii) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (iv) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (v) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (vi) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Subsidiary Loan Party or any assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05, and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party, such Subsidiary Loan Party’s obligations under its Guaranty shall be automatically terminated and the Administrative Agent and/or the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under its Guaranty. In addition, the Administrative Agent and/or the Collateral Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release the Guarantees and to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) are paid in full and all Letters of Credit are cash collateralized or terminated and Commitments are terminated.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other person who may be entitled thereto under applicable law).

Section 10.20 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.21 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by

(i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit, or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.22 Prepayment Notice. Each of the Lenders party hereto as of the Closing Date that was a Lender (as defined in the Existing Credit Facility Agreement) under the Existing Credit Facility Agreement immediately prior to the Existing Credit Facility Agreement Refinancing acknowledges and agrees that no notice pursuant to Section 2.08, 2.10 or 2.11 of the Existing Credit Facility Agreement is required in connection with such Existing Credit Facility Agreement Refinancing.

Section 10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

ARTICLE 11

GUARANTY

Section 11.01 Guaranty. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, to the Administrative Agent, for the ratable benefit of the Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 11.02 Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

Section 11.03 No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 10.18, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives any defense to the enforcement hereof by reason of:

(i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Secured Party for the Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than termination of the Commitments and the indefeasible payment in full in cash or immediately available funds of all the Obligations);

(vi) any illegality, lack of validity or enforceability of any Obligation;

(vii) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation;

(viii) the existence of any claim, set-off or other rights that the Guarantors may have at any time against the Borrower, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(ix) any action permitted or authorized hereunder; or

(x) any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Guarantors or any other guarantor or surety.

Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the termination of the Commitments and the indefeasible payment in full in cash or immediately available funds of all the Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security.

Section 11.04 Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise.

Section 11.05 Agreement to Pay; Contribution; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of a Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this guarantee or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article 6 of the Collateral Agreement.

Section 11.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 11.07 Maximum Liability. Each Guarantor, and by its acceptance of this guarantee, the Administrative Agent and each Lender hereby confirms that it is the intention of all such persons that this guarantee and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to thus guarantee and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Loan Party under this guarantee at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this guarantee not constituting a fraudulent transfer or conveyance.

Section 11.08 Payment Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower and Holdings are required to be made pursuant to the terms of Section 2.17.

Section 11.09 No Foreign Guarantee of U.S. Obligations. Notwithstanding anything to the contrary contained herein, no Foreign Subsidiary or CFC Holding Company shall, or shall be deemed to, provide a guarantee of any Obligations of the Borrower or any Guarantor pursuant to the terms hereof.

Section 11.10 Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the termination of the Commitments and the indefeasible payment in full in cash or immediately available funds of the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made). No failure on the part of the Borrower or any Guarantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of the Borrower with respect to the Obligations or any Guarantor with respect to its obligations hereunder, and the Borrower shall remain liable for the full amount of the Obligations and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) The Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Borrower, any other Guarantor or any Subsidiary shall be fully subordinated to the termination of the Commitments and the indefeasible payment in full in cash or immediately available funds of the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made) to the extent subordination is required pursuant to the provisions of Section 6.01(e).

Section 11.11 Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and any Subsidiary that is required to become a party to this Guaranty by any Loan Document of the Joinder Agreement in the form of Exhibit L hereto or other guaranty supplement satisfactory to the Administrative Agent, such Subsidiary shall become a Guarantor hereunder and under each other Loan Document with the same force and effect as if originally named as a Guarantor herein and therein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 11.12 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations that would otherwise constitute Obligations under the Loan Documents (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of the Commitments and the repayment, satisfaction or discharge in full in cash of all other Obligations under the Loan Documents. Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

VERSO PAPER FINANCE HOLDINGS LLC
VERSO PAPER HOLDINGS LLC

By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

VERSO PAPER INC.
VERSO PAPER LLC
VERSO ANDROSCOGGIN LLC
BUCKSPORT LEASING LLC
VERSO MAINE ENERGY LLC
VERSO QUINNESEC REP HOLDING INC.
VERSO QUINNESEC LLC
VERSO SARTELL LLC
VERSO FIBER FARM LLC
NEXTIER SOLUTIONS CORPORATION
NEWPAGE HOLDINGS INC.

By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

Citibank, N.A., as Administrative Agent and as a Lender

By:	/s/ Brendan MacKay
Name:	Brendan MacKay
Title:	Vice President and Director